ACQUISITION AGREEMENT

BY AND BETWEEN

PINNACLE TECHNOLOGIES, INC.,

a California corporation,

as Seller

CARBO CERAMICS INC.,

a Delaware corporation,

as Guarantor

AND

HALLIBURTON ENERGY SERVICES INC.,

a Delaware corporation,

as Purchaser

DATED AS OF AUGUST 28, 2008

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EXHIBIT A - Form of Bill of Sale and Assignment and Assumption Agreement
EXHIBIT B - Form of Cross License Agreement
EXHIBIT C - Form of Modified Working Capital
EXHIBIT D - Form of Patent License Agreement
EXHIBIT E - Form of Transition Services Agreement
EXHIBIT F - Forms of Assignments of Registered Intellectual Property
EXHIBIT G - Purchase Price and Assumed Liabilities Tax Allocation
EXHIBIT H - List of Open Orders

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ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT is dated as of August 28, 2008, between PINNACLE TECHNOLOGIES, INC., a California corporation (“Seller”), CARBO CERAMICS INC., a Delaware corporation (“Guarantor”), and HALLIBURTON ENERGY SERVICES INC., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller beneficially owns and operates (directly and through its Subsidiaries (as defined below)) the Business (as defined below); and

WHEREAS, Seller wishes to transfer (and cause its Subsidiaries to transfer) to Purchaser or its designated wholly owned Subsidiaries, and Purchaser wishes to purchase and assume (or cause its designated wholly owned Subsidiaries to purchase and assume), the Assets and the Assumed Liabilities (each as defined below) from Seller and its Subsidiaries, and Guarantor wishes to guarantee certain obligations of Seller, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser and Seller agree that the Transaction meets the requirements of Section 3.316(d) of the Texas Administrative Code thus qualifying the Transaction as an “occasional sale” and rendering it exempt from sales and use Taxes.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Seller and Purchaser and, for the purpose of Sections 6.03 (Confidentiality; Publicity), 6.15 (Non-Competition), 11.03 (No Duplication; Exclusive Remedy), and Articles I, IV, XII and XIII, Guarantor agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts Payable” means actual trade Liabilities of the Business that (a) have been incurred, (b) are in accordance with US GAAP, (c) are made during the ordinary course of business, (d) have been invoiced by the supplier but not yet paid as of the Closing Date, (e) are specifically related to the Assets and Assumed Liabilities and (f) are not allocations from Guarantor or Seller.

“Accrued Expenses” means any Liability incurred as of or before Closing that has not been settled as of Closing. Accrued Expenses relate only to Assets or Assumed Liabilities. For clarity, Accrued Expenses do not include (a) any unpaid salary and benefits due to any Employee of Seller or its Affiliates, (b) any commissions or other fees due to any Agents, (c) any accrued expenses related to Seller’s San Francisco building and (d) any income, real or personal property taxes.

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“Accrued Revenue” means services performed by meeting the milestones as set out in this definition as consistently applied over the previous seven (7) months. Revenue is recognized on a percentage completion basis. With regard to microseismic fixed fee contractual rate Assumed Contracts or Open Orders, Accrued Revenue is based on the following (substantiated with proof of each stage):

(i)           Mobilization/installation fee is recognized at the time of occurrence, using the revenue amount set out on the standard price list.

(ii)          Recognition of the remaining revenue is divided equally, with 50% being attributed to acquisition and 50% attributed to analysis, as follows:

(1)	Acquisition revenue is recognized at the time of occurrence.
(2)	Analysis revenue is recognized as a percentage of completion based on the following formula:
a. 25% of analysis revenue is recognized when preliminary analysis is complete;
b. 25% of analysis revenue is recognized when preliminary and final analysis is complete;
c. 25% of analysis revenue is recognized when results are presented to the client;
d. 20% of analysis revenue is recognized when the final report has been drafted; and
e. 5% of analysis revenue is recognized when the final report has been reviewed and submitted for final production.

“Action” means any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. No natural person shall be considered to be an Affiliate of another Person for the purpose of Sections 6.15(a) or (b) solely as a result of his or her (a) ownership of equity interests in Guarantor or its Affiliates, (b) service on the Board of Directors or similar governing body of Guarantor or its Affiliates and/or (c) service as an executive officer of Guarantor or its Affiliates.

“Agent” means (a) any Person appointed by a power of attorney or similar instrument granted by Seller or Guarantor empowering that Person to represent Seller or Guarantor in matters and dealings by or involving the Business and (b) any agent, sales representative, sponsor or other Person appointed or retained to assist Seller or Guarantor to obtain business or

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promote the distribution, marketing or sales of products or services of the Business, including licensing agreements pursuant to which any Person distributes, markets or sells such products or services.

“Agreement” means this Agreement, including the Seller Disclosure Schedule and all Exhibits and Schedules hereto and thereto, and all amendments hereto and thereto made in accordance with Section 13.10.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Foreign Acquisition Agreements, the Patent License Agreement, the Cross License Agreement, the Transition Services Agreement and the Real Estate Transfer Documents.

“Anti-Corruption Laws” means, collectively, (a) the United States Foreign Corrupt Practices Act, (b) Laws enacted pursuant to the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (c) any other applicable Laws of relevant jurisdictions prohibiting bribery and corruption.

“Assumed Contracts” means the Material Contracts and all other Contracts relating exclusively to the Business (including those entered into after the date hereof in accordance with Section 6.01), but excludes in each case any Contracts that are, or relate exclusively to, Excluded Assets.

“Benefit Plan” means (a) each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and (b) each other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and conveyance to be executed by the parties thereto on the Closing Date, in the form of Exhibit A.

“Business” means the fracture mapping and reservoir monitoring businesses of Pinnacle Technologies, Inc. and its wholly owned Subsidiaries, to the extent the products and services of which are supplied for the Exploration And Production for Hydrocarbons, and the CO2 sequestration business of such entities, as each of the foregoing businesses is conducted on the Closing Date, and the manufacturing of tiltmeters for use in such businesses. The Business shall not include the Excluded Services, Excluded Assets and Overhead and Shared Services. For the avoidance of doubt, the Business shall include all Exploration And Production operations in which any one or more of the following operations are performed: (a) placing or locating any instrumentation (including any tiltmeters or microseismic sensors), (b) acquiring any one or more of (i) microseismic data, (ii) tiltmeter data, (iii) distributed temperature measurement data,

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(iv) GPS data or (v) other deformation-based data (including, for example, INSAR data), (c) transmitting any of the above data or results based on such data in real time to a processing center or client office or (d) providing real-time or post processing interpretation to the customer; provided that the Business shall not include the Excluded Services, Excluded Assets and Overhead and Shared Services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, USA or Houston, Texas, USA.

“Cash Lease Deposits” means cash deposits made by Seller or its Subsidiaries in respect of the leases for its Leased Real Property.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by any third party or Governmental Authority.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Cross License Agreement” means the Cross License Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit B.

“Current Assets” means the following current assets of the Business determined in accordance with US GAAP on a basis consistent with the Interim Balance Sheet (provided that where the Interim Balance Sheet is inconsistent with US GAAP, the policies and principles used to prepare the Interim Balance Sheet shall control), in each case without duplication: Trade Accounts Receivable, net, Prepaid Expenses and Other Current Assets and Accrued Revenue.

“Current Liabilities” means the current liabilities of the Business determined in accordance with US GAAP on a basis consistent with the Interim Balance Sheet and only to the extent they are included in Assumed Liabilities (provided that where the Interim Balance Sheet is inconsistent with US GAAP, the policies and principles used to prepare the Interim Balance Sheet shall control), including but not limited to the following, in each case without duplication: Accounts Payable, Accrued Expenses and Deferred Revenue.

“Deferred Revenue” is defined as the portion of unrecognized revenue relating to amounts invoiced to customers for Assumed Contracts, for which services up to and including the final report have not been delivered to the customer as of Closing.

“Employee” means any employee of Seller or any of its Subsidiaries (or any predecessor to any such Person) employed in connection with the operation of the Business who is listed in Section 7.01(a) of the Seller Disclosure Schedule.

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“Environmental Laws” means any applicable Law relating to pollution or protection of the environment or natural resources.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law to conduct the Business as currently conducted.

“Equipment” means fixtures, machinery, telecommunications, manufacturing and other equipment, spare parts, components and other interests in tangible personal property listed in Section 1.01(a) of the Seller Disclosure Schedule with such additions or deletions as may be notified by Seller to Purchaser on or prior to Closing undertaken in accordance with Section 6.01, including in all cases all software installed on or embedded in any of the forgoing and any Intellectual Property Rights covering, embodied in or connected to any of the foregoing for which Seller has the right to transfer but excluding in all cases any Intellectual Property Rights covering, embodied in or connected to any of the foregoing for which Seller does not have the right to transfer (other than, in the case of computer programs or databases, where Purchaser has provided evidence reasonably satisfactory to Seller that Purchaser holds a license to (or otherwise has the right to use) such computer programs or databases).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Excluded Services” means (a) consulting activities on fracture design, fracture modeling, job site quality assurance or quality control analysis, post-fracture production analysis, reservoir engineering and field development studies and (b) other services that primarily focus on demonstrating the conductivity and recovery benefits derived from the use of ceramic proppants in the oil and gas industry.

“Exploration And Production” with respect to Hydrocarbons means any activities associated with the exploration for, access to, or production of Hydrocarbons from a well, reservoir or other subsurface location, including but not limited to the following: (a) monitoring or analyzing the condition, capacity or any other parameter of a well, reservoir or other subsurface location known or believed to contain a Hydrocarbon, (b) planning, directing, performing or monitoring any operations associated with the exploration for, access to or production of any such Hydrocarbon from a well, reservoir or other subsurface location, including but not limited to the following: (i) drilling or boring operations, (ii) gas, liquid or other fluid sequestration operations (specifically including all CO2 sequestration operations, whether or not related to oil or gas operations) and (iii) well injection operations and/or treatment operations, (c) extracting, producing or processing Hydrocarbons associated with coal (such as coal bed methane, coal gasification and coal liquification) and (d) retrieving a solid from the earth for the purpose of extracting or otherwise obtaining Hydrocarbons therefrom (such as retrieval of oil sands, oil shales and gas hydrates).

“Government Official” means (a) any officer, employee or agent of any government (including any government of any country or any political subdivision within a country) or of any department, agency or instrumentality (including any business or corporate entity owned or managed by a government, such as a national oil company or subsidiary thereof) thereof, or any

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Person acting in an official capacity or performing public duties or functions on behalf of any such government, department, agency or instrumentality, (b) any political party or official thereof, (c) any candidate for public office or (d) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank.

“Governmental Authority” means any U.S. or foreign national, federal, state, provincial or local governmental authority, legislative body, court, arbitration panel, stock exchange, commission, tribunal, or regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any chemical, material or other substance regulated as hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, each as amended from time to time.

“Hydrocarbons” shall mean any solid, liquid, gas or mixed phase fluid containing a hydrocarbon, but shall not include coal when retrieved for direct use as a fuel (as opposed to retrieval of coal for extraction of hydrocarbon-containing gas or fluid therefrom).

“Intellectual Property Rights” means all intellectual property rights throughout the world, including all (a) patents and patent applications, (b) Trademarks and any goodwill associated therewith, (c) copyrights (including registrations and applications therefor) and (d) Trade Secrets and (e) rights in worldwide web addresses, Uniform Resource Locators, and domain names.

“Inventory” means inventories held for use exclusively in the operation and conduct of the Business, including raw materials, goods in process, finished goods and specific packaging and labels used in connection with the Business.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, without further inquiry, of any of the individuals listed in Section 1.01(b) of the Seller Disclosure Schedule.

“Law” means any law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Authority, including any Governmental Order.

“Leased Real Property” means all real property leased or subleased by Seller or its Subsidiaries other than listed in Section 1.01(g) of the Seller Disclosure Schedule.

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“Liabilities” means debts, liabilities, commitments and obligations (including guarantees and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, license, lease or charge of any kind.

“Losses” means any and all losses, liabilities, obligations, damages, injuries, judgments, settlements, costs, penalties, fines and expenses (including interest and penalties recovered by a third party with respect thereto, costs of investigation and defense and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means a material adverse effect on the operations, results of operations or financial condition of the Business as proposed to be transferred hereunder, taken as a whole, but in each case shall not include the effect of events, changes and circumstances relating to (a) the oil and gas services industry, to the extent the Business is not disproportionately impacted relative to other industry participants, (b) macroeconomic factors, interest rates, general financial market conditions, acts of God, war, terrorism or hostilities to the extent the Business is not disproportionately impacted relative to other industry participants, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) any effect on the Business resulting from failure to take any action to which Purchaser refused consent under this Agreement, (e) the Transactions or any announcement hereof or the identity of Purchaser, (f) matters actually known to Purchaser as of the date hereof or (g) the matters set forth in Section 1.01(c) of the Seller Disclosure Schedule; it being understood that the failure of the Business to achieve internal or external financial forecasts or projections, by itself, will not constitute a Material Adverse Effect.

“Modified Working Capital” means the Business’s Current Assets minus the Business’s Current Liabilities. A calculation of Modified Working Capital as of June 30, 2008, is attached hereto as Exhibit C.

“Overhead and Shared Services” means ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or provided to both the Business and other businesses of Guarantor, Seller and/or their Subsidiaries, including access to travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software or other intellectual property used in

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connection therewith. Overhead and Shared Services shall not include any item in the previous sentence that is (a) exclusive to the Business, rather than shared with any other line of business or the general corporate operations of Guarantor, Seller and/or their Subsidiaries and (b) provided solely by or using Transferred Employees and Assets.

“Owned Real Property” means the owned real property listed in Section 1.01(d) of the Seller Disclosure Schedule, together with Seller’s right, title and interest in all buildings, improvements and fixtures thereon and all appurtenances thereto.

“Patent License Agreement” means the Patent License Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit D.

“Permitted Liens” means (a) Liens for Taxes that are not yet due or are being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due, (c) Liens incurred or deposits made in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights -of -way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the Business or, with respect to Owned Real Property, Liens disclosed on existing title reports or existing surveys made available to Purchaser as of the date hereof and any encumbrances of which Purchaser receives notice in any title commitment related to the Owned Real Property prior to the date hereof, (e) Liens that will be released prior to or as of the Closing, (f) Liens arising under any of the Transaction Documents, and (g) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Owned Real Property or Leased Real Property or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Owned Real Property or Leased Real Property; provided, however, that in the case of clauses (d) through (h), none of the foregoing materially interfere with the use or occupancy or value of such Owned Real Property or Leased Real Property taken as a whole.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Prepaid Expenses and Other Current Assets” means amounts paid in cash for services not yet provided or consumed that relate specifically to the Assets. Prepaid expenditures prior to the Closing Date will be amortized on a straight line basis over the length of the service period or recognized when the goods or services are received. For clarity, Prepaid Expenses and Other Current Assets does include (a) advances to Transferred Employees and (b) refundable deposits.

“Prohibited Payment” means any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any Government Official or immediate family member of any Government Official, to influence any act, decision or omission of any Government Official, to obtain or retain business, to direct

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business to Seller or Guarantor or to gain any advantage or benefit for Seller or Guarantor. Prohibited Payments do not include: (a) any facilitating payment to a Government Official the purpose of which is to expedite or to secure the performance of a routine governmental action (e.g., obtaining a visa), or (b) a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of a Government Official that is directly related to the execution or performance of a contract with a foreign government or agency.

“Purchaser Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries and in which any Transferred Employee is eligible to participate or derive a benefit as of the Closing Date in accordance with Article VII.

“Purchaser Canadian Subsidiary” means the entity or entities owned or controlled by the Purchaser that will be acquiring the Assets of Seller Canadian Subsidiary.

“Real Estate Transfer Document” means, with respect to each parcel of Owned Real Property, a special warranty deed in favor of Purchaser, or at the written request of Purchaser, in favor of one of its Affiliates, which it designates in writing, and with respect to each parcel of Leased Real Property, a lease assignment (collectively, the “Real Estate Transfer Documents”).

“Registered Intellectual Property” means any Transferred Intellectual Property that is issued, granted or registered by or with any Governmental Authority or for which an application therefor has been filed with any Governmental Authority.

“Seller Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Seller or any of its Affiliates (or with respect to which Seller or any of its Affiliates is a party or may have any liability) and in which any Employee is or may become eligible to participate or derive a benefit.

“Seller Canadian Subsidiary” means Pinnacle Technologies (Canada) Inc., a corporation formed under the laws of Canada.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on or prior to the date hereof.

“Shares” means all equity interests owned by Seller in Davidson Energy, Inc., a Delaware corporation (“Davidson”).

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of or act as the board of directors or other governing body of such corporation or other legal entity, or of which such Person is a general partner or managing member.

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“Supplier Warranty Agreements” means any express or implied warranty, guarantee of performance or similar agreement or obligation made by the manufacturer, supplier or seller of an Asset that by its terms or under applicable Law cannot be transferred in connection with the transfer of the relevant Asset.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign tax authority, including any gross income, net income, alternative or add -on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back -up withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer or gains taxes. The term “Taxable” shall have a correlative meaning.

“Tax Returns” means all returns, reports (including declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Tax authority relating to Taxes.

“Trade Accounts Receivable, net” means accounts receivable for merchandise actually delivered or services actually provided that have arisen from bona fide transactions and have been billed and are due within one-hundred and fifty (150) days of the date on the invoice net of the allowance for doubtful accounts. For clarity, Trade Accounts Receivable, net does not include (a) transactions with Seller’s Affiliates, (b) any receivables owed by PetroChina Company, Limited and (c) any receivable owed by any Agent.

“Trade Secrets” means information meeting the definition of a trade secret as set forth in the Uniform Trade Secrets Act as well as proprietary information, know how, technology, technical data, customer lists and all documentation embodying or evidencing any of the foregoing, in whatever form maintained (documents, electronic records, mental impressions, source or object code, etc.).

“Trademarks” means trademark registrations and applications and any common law rights to the associated trademarks, service marks, brand names, distinguishing guises, trade dress, trade names, words, symbols, designs, color schemes, business names, Internet domain names and other indications of origin.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith.

“Transfer Taxes” means all goods, services, excise, gross receipt, withholding, documentary, value added, stamp, registration, filing, recordation and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto.

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“Transferred Intellectual Property” means (a) those patents and patent applications, invention disclosures and un-filed patent applications, each as listed in Section 1.01(e) of the Seller Disclosure Schedule, (b) those Trademarks listed in Section 1.01(e) of the Seller Disclosure Schedule and all goodwill associated therewith, (c) those copyright registrations and applications listed in Section 1.01(e) of the Seller Disclosure Schedule together with any other copyrights owned by Seller or any of its Subsidiaries as of the Closing Date and used exclusively in connection with the Business, (d) all Trade Secrets owned by Seller or any of its Subsidiaries as of the Closing Date and used exclusively in connection with the Business, (e) all rights in worldwide web addresses, Uniform Resource Locators and domain names listed in Section 1.01(e) of the Seller Disclosure Schedule, (f) all certificates of registration or filing, and all other documentations relating to any of the foregoing and (g) all right, title and interest in any of the foregoing, including all rights to enforce and to collect damages for past infringements thereof.

“Transferred Software” means the computer programs and databases listed in Section 1.01(f) of the Seller Disclosure Schedule and all Intellectual Property Rights in or pertaining thereto and further including, to the extent reasonably within Seller’s possession or control, all source code, object code, pseudo-code, databases, libraries, lookup tables, preliminary analysis and development documents, intermediate development tools (including all Matlab and Excel-based development materials), and including all prior versions and all documentation and any other materials relating thereto.

“Transition Services Agreement” means the Transition Services Agreements to be executed by the parties thereto on the Closing Date, in the form of Exhibit E Parts I and II, taken together.

“US GAAP” means, at any time, generally accepted accounting principles in the United States in effect as of such time.

“US Trade Laws” means, collectively, (a) the Export Administration Regulations (including but not limited to prohibitions against complying with any unsanctioned foreign boycott) administered by the United States Department of Commerce, (b) the International Traffic in Arms Regulations administered by the United States Department of State, (c) the trade and economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department and (d) any other applicable Law regulating trade by U.S. companies or in U.S. items, services or technology.

SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accounting Arbitrator	2.04(d)
Assets	2.01(a)
Assumed Liabilities	2.02(a)
Base Purchase Price	2.03(a)
Claim Notice	11.02(a)
Closing	2.05
Closing Date	2.05

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Term	Section
Closing Statement	2.04(a)
COBRA	7.02(a)
Confidentiality Agreement	6.03(a)
Contract	3.13(a)
Coverage Period	7.03(c)
CRA	8.05(a)
Davidson	1.01 (definition of “Shares”)
Disagreement Notice	2.04(c)
Employment Terms	7.01(b)
Estimated Modified Working Capital	2.03(b)
Estimated Purchase Price	2.03(c)
ETA	8.04
Excluded Assets	2.01(b)
Financial Information	3.04
Foreign Acquisition Agreements	2.01(c)
Guarantor	Preamble
Indemnified Party	11.02(a)(ii)
Indemnifying Party	11.02(a)(i)
Instruments	2.03(a)
Interim Balance Sheet	3.04
Material Contracts	3.12(a)
Modified Working Capital	2.04(a)
Nonassignable Asset	2.09(a)
Offeree	7.01(a)
Open Orders	6.17(a)
Purchase Price	2.03(a)
Purchaser	Preamble
Purchaser Indemnified Persons	11.01(a)
Purchaser’s Flex Plan	7.03(c)
Retained Liabilities	2.02(b)
Seller	Preamble
Seller’s Flex Plan	7.03(c)
Seller Indemnified Persons	11.01(c)
Seller’s Liabilities	12.01(a)
Seller’s Savings Plan	7.03(d)
Shared Contracts	2.01(a)(x)
Third-Party Claim	11.02(a)(i)
Transaction	2.09
Transferred Employee	7.01(a)
Transferred Flex Plan Participant	7.03(c)
WARN Act	7.04

SECTION 1.03. Interpretation.

(a)          Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires.

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(b)          The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

(c)          The word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified.

(d)          The phrases “made available to Purchaser” or “furnished to Purchaser” shall include documents that were posted to the “Project Rose” data room at https://bdr121808.bmcgroup.com, prior to, and that remain accessible to Purchaser on, the date that is one day prior to the date of this Agreement or, if later, the date upon which such documents were required to be made available.

ARTICLE II

PURCHASE AND SALE OF ASSETS

SECTION 2.01. Purchase and Sale of Assets; Exclusion of Excluded Assets.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or, as applicable, shall cause a Subsidiary of Guarantor to) sell, transfer, convey and assign to Purchaser (or, as applicable, one or more wholly owned Subsidiaries of Purchaser designated by Purchaser not less than ten (10) Business Days prior to the Closing Date), and Purchaser shall (or, as applicable, shall cause such wholly owned Subsidiary or Subsidiaries of Purchaser to) purchase and accept from Seller (or, as applicable, such Subsidiary of Seller) all of Seller’s and its Subsidiaries’ right, title and interest in and to each of the following assets, properties and rights, but in each case excluding the Excluded Assets (such assets, properties and rights, the “Assets”), free and clear of all Liens other than Permitted Liens or Liens created by or through Purchaser or any of its Subsidiaries:

(i)        the Owned Real Property;

(ii)       the Assumed Contracts;

(iii)        the accounts receivable of the Business (excluding (1) accounts receivable from Seller’s Affiliates, (2) any accounts receivable owed by PetroChina Company, Limited and (3) any account receivable owed by any Agent) Prepaid Expenses and Other Current Assets, Accrued Revenue and Cash Lease Deposits of the Business;

(iv)        the Equipment;

(v)         the Inventory;

(vi)        the Shares;

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(vii)       copies of books of account, supplier and customer lists, correspondence, marketing and promotional materials (including website content), records and files, in each case used or held for use exclusively in the conduct of the Business;

(viii)      the office building located at 9499 W. Sam Houston Parkway North, Houston, Texas 77064, USA, including all furnishings thereof;

(ix)         the Transferred Intellectual Property and the Transferred Software, including all files, records and other documentation relating thereto;

(x)          with respect to Contracts pursuant to which Seller (or one or more of its Subsidiaries) provides to the counterparty both the services provided by the Business and other services, the rights thereunder (including in respect of any service order or work order) relating to the Business (such rights relating to the Business, the “Shared Contracts”); and

(xi)         any and all other assets owned immediately prior to the Closing Date by Seller or any of its Subsidiaries that are primarily used, held for use or intended to be used in the Business. The intention of this clause (xi) is only to rectify any inadvertent failure to transfer any assets that, had the parties given specific consideration to such asset as of the date hereof, would have otherwise been classified as an Asset. No asset will be deemed to be an Asset solely as a result of this clause (xi) if such asset is within the category or type of asset expressly covered by the preceding sub-paragraphs (i) – (x) unless the party claiming entitlement to such asset can establish that the omission of the transfer of such asset was inadvertent.

(b)          Notwithstanding anything in this Agreement to the contrary, Seller and its Subsidiaries shall retain their respective right, title and interest in and to, and except as granted pursuant to the Cross License Agreement, Purchaser shall have no right, title or interest in or to, and shall have no rights with respect to the right, title and interest of Seller and its Subsidiaries in and to, the following assets, except to the extent specifically listed in Section 1.01(a) (Equipment), Section 1.01(d) (Owned Real Property), Section 1.01(e) (Transferred Intellectual Property), Section 1.01(f) (Transferred Software) and Section 3.13(a) (Material Contracts) of the Seller Disclosure Schedule; provided, that in no event shall any assets that are specifically listed in Section 2.01(b)(xvi) of the Seller Disclosure Schedule be sold, transferred, conveyed or assigned to Purchaser pursuant to this Agreement (such assets, the “Excluded Assets”):

(i)           all tiltmeter manufacturing and business activities (including the related property, leases, contracts, accounts receivable, prepaid expenses, deferred revenue, cash lease deposits, equipment, inventory, Intellectual Property Rights (other than Transferred Intellectual Property), books of account, supplier and customer lists, correspondence, marketing and promotional materials (including website content), records and files), to the extent the products and services of which are not supplied for the Exploration And Production of Hydrocarbons;

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(ii)          all assets associated with the production, maintenance and sale of FracProPT, StimPT, CementPT and primarily related software;

(iii)         all the business, properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible that are owned, leased or licensed by Seller and its Subsidiaries on the Closing Date and are not used or held for use exclusively in the conduct of the Business;

(iv)         the minute books, stock ledgers, Tax records and Tax-related documents of Seller and its Subsidiaries;

(v)          all claims, causes of action and rights of Seller and its Subsidiaries (A) relating to the Business and accruing on or prior to the Closing Date, other than Assets transferred pursuant to Section 2.01(a)(iii) and (ix), (B) against any third party to the extent relating to any Retained Liability or to any Liability for which Seller or any of its Subsidiaries is responsible under this Agreement or the Ancillary Agreements or (C) under any Supplier Warranty Agreement (including rights of set-off, rights to refunds and rights of recoupment thereunder);

(vi)         all rights to Tax refunds, credits or similar benefits relating to the Assets or the Business attributable to periods, or portions of periods, ending on or before the Closing (which, in case of a Straddle Period, shall be allocated among the parties in a manner consistent with Section 8.03);

(vii)       all rights of Seller and its Subsidiaries under this Agreement and the Ancillary Agreements;

(viii)      all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(ix)         any assets used primarily for the purpose of providing Overhead and Shared Services and, other than as provided in the Transition Services Agreement, any rights of the Business to receive from Guarantor, Seller or any of their Affiliates any Overhead and Shared Services;

(x)          software other than (A) the Transferred Software and (B) other software and computer databases for which Purchaser has obtained a license (or other right to use) as set forth in the definition of “Equipment”;

(xi)         except (A) for the Transferred Intellectual Property and (B) as otherwise expressly provided in the Cross License Agreement or the Transition Services Agreement, all rights relating to any Intellectual Property Rights of Guarantor, Seller or any of their Subsidiaries (including Guarantor’s name);

(xii)       all cash, cash equivalents, cash overdraft positions and bank accounts or similar cash items, or prepaid expenses other than Prepaid Expenses and Other Current

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Assets of Seller and its Subsidiaries (whether or not reflected on the books of Seller or its Subsidiaries as of the Closing Date);

(xiii)       all stock or other equity interests in any Person other than the Shares;

(xiv)      all records prepared in connection with the sale of the Business to Purchaser;

(xv)       any accounts receivable owed or owing by PetroChina Company, Limited as a result of work performed or obtained by Lily Energy Services, Inc. or any other accounts receivable as a result of work performed or obtained by any Agent; and

(xvi)      any assets set forth in Section 2.01(b)(xvi) of the Seller Disclosure Schedule.

(c)          Subject to the terms and conditions hereof, Seller and Purchaser shall, or shall cause their respective Subsidiaries to, enter into such agreements or instruments (the “Foreign Acquisition Agreements”) providing for the sale, transfer, assignment or other conveyance of any Assets located outside the United States as, pursuant to requirements of applicable local Law, would be required or advisable to be documented separately from this Agreement, which Foreign Acquisition Agreements shall be negotiated in good faith between Seller and Purchaser, but in all events shall be consistent with the terms of this Agreement.

(d)          Seller and its Subsidiaries shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Assets to which Seller in good faith determines it, Guarantor or their Subsidiaries are reasonably likely to need access for bona fide business or legal purposes.

SECTION 2.02. Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser (or, as applicable, one or more wholly owned Subsidiaries of Purchaser designated by Purchaser not less than ten (10) Business Days prior to the Closing Date) shall assume and become obligated to pay, perform and discharge when due, the following Liabilities of Seller and its Affiliates, whether accrued or arising before, on or after the Closing Date (such Liabilities, the “Assumed Liabilities”):

(i)           all Liabilities under the Assumed Contracts and the Shared Contracts, (other than any Liability arising out of any breach by Seller or its Affiliates of, failure of performance by Seller or its Affiliates under, or non-compliance by Seller or its Affiliates with, any such Assumed Contracts or Shared Contracts that occurred prior to the Closing Date);

(ii)          all Accounts Payable, Accrued Expenses and Deferred Revenue of the Business;

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(iii)         all Liabilities relating to Transferred Employees solely to the extent that such Liabilities are to be assumed by Purchaser pursuant to Article VII; and

(iv)         all Liabilities identified in Section 2.02(a)(iv) of the Seller Disclosure Schedule.

(b)          Seller or the relevant Subsidiary shall retain, and shall be fully responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities of Seller and its Subsidiaries other than the Assumed Liabilities (the “Retained Liabilities”). For the avoidance of doubt, the Retained Liabilities shall include all fees, commissions or other amounts owed to any Agent.

SECTION 2.03. Purchase Price; Allocation of Purchase Price.

(a)          Subject to the terms and conditions of this Agreement, in consideration of the transfer of Assets under Section 2.01, Purchaser on its own behalf and, as applicable, as agent for its designated Subsidiaries, shall (i) assume and become obligated to pay, perform and discharge the Assumed Liabilities and (ii) pay to Seller an amount of cash (the “Purchase Price”) equal to the sum of (A) U.S.$137,000,000 (the “Base Purchase Price”) plus (B) the amount, if any, by which the Modified Working Capital exceeds U.S.$13,500,000; provided, however, such additional amount shall not exceed U.S.$10,000,000 minus (C) the amount, if any, by which U.S.$ 13,500,000 exceeds the Modified Working Capital; provided, however, such lesser amount shall not exceed U.S.$10,000,000. Notwithstanding the foregoing, in the event that Davidson Instruments, Inc., a Delaware corporation (“Instruments”), exercises its right of first refusal to acquire all of Seller’s interest in Davidson pursuant to that certain Shareholders’ Agreement dated as of October 31, 2007, by and among Instruments, Davidson and Seller, in the time period permitted thereby, the Base Purchase Price shall be reduced by an amount equal to the amount that Seller receives or will receive from Instruments and/or Davidson in connection with such purchase of all of Seller’s interest in Davidson.

(b)          For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by Purchaser to Seller at the Closing pursuant to Section 2.08, Seller shall prepare and deliver, not less than five Business Days before the Closing Date, a good faith estimate of the Modified Working Capital (such estimated amount, the “Estimated Modified Working Capital”).

(c)          As used in this Agreement, the “Estimated Purchase Price” shall mean an amount equal to the sum of (A) the Base Purchase Price plus (B) the amount, if any, by which the Estimated Modified Working Capital exceeds U.S.$ 13,500,000; provided, however, such additional amount shall not exceed U.S.$ 10,000,000 minus (C) the amount, if any, by which U.S.$ 13,500,000 exceeds the Estimated Modified Working Capital; provided, however, such lesser amount shall not exceed U.S.$ 10,000,000. Notwithstanding the foregoing, in the event that Instruments exercises its right of first refusal to acquire all of Seller’s interest in Davidson pursuant to that certain Shareholders’ Agreement dated as of October 31, 2007, by and among Instruments, Davidson and Seller, in the time period permitted thereby, the Base Purchase Price shall be reduced by an amount equal to the amount that Seller receives or will receive from

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Instruments and/or Davidson in connection with such purchase of all of Seller’s interest in Davidson.

(d)          Purchaser and Seller agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Assets in accordance with §1060 of the Code. Purchaser shall prepare an allocation of the Purchase Price and the Assumed Liabilities among the Assets in accordance with §1060 of the Code and the Treasury Regulations thereunder (and any similar Law, as appropriate), in the manner provided in the model allocation attached hereto as Exhibit G. Purchaser shall deliver such allocation within 60 days after the final Purchase Price and the Assumed Liabilities have been finalized pursuant to Section 2.04. After delivery of the allocation by Purchaser to Seller, Seller shall have a reasonable opportunity to review and comment upon such allocation. In the case of a dispute between Purchaser and Seller on the allocation, the parties shall negotiate in good faith to ensure the allocation is in accordance with §1060 of the Code. Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be prepared in the same manner. For all Tax purposes, Purchaser and Seller and their Subsidiaries and/or Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser. Neither Purchaser nor Seller shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

SECTION 2.04. Purchase Price Adjustment.

(a)          The Purchase Price shall be determined after the Closing in accordance with this Section 2.04 based upon the amount of Modified Working Capital. For purposes hereof, the statement of the Modified Working Capital, together with the calculation of the Purchase Price pursuant to this Section 2.04, shall be referred to as the “Closing Statement.”

(b)          The Closing Statement shall be prepared by Seller on the basis of, and using the same accounting principles, methodologies and policies reflected in, this Agreement. If the Purchase Price as finally determined in accordance with this Section 2.04 (i) is less than the Estimated Purchase Price, Seller shall pay to Purchaser the amount by which the Estimated Purchase Price exceeds the Purchase Price or (ii) exceeds the Estimated Purchase Price, Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Estimated Purchase Price, in either case by wire transfer, within three Business Days after the final determination of the Purchase Price, of immediately available U.S. Dollar funds to an account designated by the party receiving payment, plus interest on such amount accrued from the Closing Date to the date of such payment at the prime rate applicable from time to time as published in the Wall Street Journal.

(c)          As promptly as practicable (and in any event within 60 days after the Closing), Seller shall prepare and deliver to Purchaser the Closing Statement prepared in accordance with this Section 2.04. Purchaser will provide Seller and its accountants access to the books, records and personnel of the Business throughout the periods during which the Closing Statement is being prepared. If Purchaser disagrees with the determination of the Closing Statement, Purchaser shall notify Seller of such disagreement within 30 days after delivery of the Closing

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Statement (such notice, the “Disagreement Notice”). The Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. Matters as to which Purchaser may submit disagreements (and the Disagreement Notice) shall be limited to whether the Closing Statement delivered by Seller was prepared on the basis of, and using the same accounting principles, methodologies and policies reflected in, and accurately calculated in accordance with this Agreement, and Purchaser shall not be entitled to submit disagreements on any other basis (including as to whether such principles, methodologies and policies are or were appropriate). If Purchaser fails to deliver the Disagreement Notice by the end of such 30-day period, Purchaser shall be deemed to have accepted the Closing Statement delivered by Seller. Matters included in the calculations in the Closing Statement to which Purchaser does not object in the Disagreement Notice shall be deemed accepted by Purchaser and shall not be subject to further dispute or review. During the period prior to Purchaser’s delivery of any Disagreement Notice, Purchaser shall have reasonable access to all documents, schedules and workpapers used by Seller in the preparation of the Closing Statement and all books, records and personnel related to the Business and relevant to the preparation of the Closing Statement. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement with respect to the Closing Statement, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties.

(d)          If Purchaser and Seller are unable to resolve any disagreement as contemplated by paragraph (c) of this Section 2.04 within 30 days after delivery of a Disagreement Notice by Purchaser, Purchaser and Seller shall jointly select a partner at a mutually agreeable accounting firm to resolve such disagreement. If Purchaser and Seller are unable to reach agreement on the identity of such a partner within 20 days after the expiration of such 30-day period, either party may request that a partner at a nationally recognized accounting firm be appointed by the American Arbitration Association. The individual so selected shall be referred to herein as the “Accounting Arbitrator.” Purchaser and Seller shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Purchaser and Seller have not resolved their disagreement. Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to Purchaser and Seller, as promptly as practicable (and in no event later than 30 days after his or her appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties. In the event the Accounting Arbitrator concludes that Seller was correct as to a majority (by dollar amount) of the disputed items, then Purchaser shall pay the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator concludes that Purchaser was correct as to a majority (by dollar amount) of the disputed items, then Seller shall pay the Accounting Arbitrator’s fees, costs and expenses.

(e)          Purchaser and Seller agree that any payments made pursuant to this Section 2.04 shall be allocated in a manner consistent with the allocation referred to in Section 2.03(d).

SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities, all as contemplated hereby, shall take place at a closing (the “Closing”) at the offices of Mayer Brown LLP, 700 Louisiana Street, Suite 3400, Houston, Texas 77002 to be held at 10:00 AM, Central time, on the

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first Business Day (the “Closing Date”) that is two Business Days following the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Article IX (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions).

SECTION 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a)          a counterpart of each of the Ancillary Agreements, executed by each of Seller and its Subsidiaries that is a party thereto, to the extent not delivered prior to the Closing;

(b)          affidavits, indemnities, and other similar instruments as are reasonably required by the title company for (i) the deletion of any standard or printed exceptions in the title policies (excluding matters relating to surveys) that are customarily deleted by virtue of a seller delivering such instruments in commercial transactions of similar type to that contemplated by this Agreement, and (ii) the satisfaction of Internal Revenue Service disclosure and reporting requirements relating to Form 1099B. All such affidavits, indemnities and similar instruments shall be in form and substance reasonably satisfactory to the title company; and

(c)          any other documents required pursuant to this Agreement or reasonably requested by Purchaser.

SECTION 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)          a counterpart of each of the Ancillary Agreements, executed by each of Purchaser and its Subsidiaries that is a party thereto, to the extent not delivered prior to the Closing;

(b)          the Estimated Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Purchaser; and

(c)          any other documents required pursuant to this Agreement or reasonably requested by Seller.

SECTION 2.08. Accounting. To the extent that, after the Closing, (a) Purchaser or any of its Subsidiaries receives any payment or instrument that is for the account of Seller or any of its Subsidiaries according to the terms of this Agreement, Purchaser shall promptly deliver such amount or instrument to Seller, and (b) Seller or any of its Subsidiaries receives any payment or instrument that is for the account of Purchaser or any of its Subsidiaries according to the terms of this Agreement, Seller shall promptly deliver such amount or instrument to Purchaser.

SECTION 2.09. Nonassignable Assets.

(a)          Nothing in this Agreement, nor the consummation of the transactions contemplated by this Agreement or the Transaction Documents (“Transactions”), shall be construed as an attempt or agreement to assign or transfer any Asset (including any Assumed

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Contract or Shared Contract) to Purchaser (or the relevant Subsidiary of Purchaser) which by its terms or by Law is nonassignable without a Consent (a “Nonassignable Asset”), unless and until such Consent shall have been obtained. To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held, as of and from the Closing, by Seller (or the relevant Subsidiary of Seller) for the benefit and burden of Purchaser (or the relevant Subsidiary of Purchaser) and the covenants and obligations thereunder shall be fully performed by Purchaser (or the relevant Subsidiary of Purchaser) on Seller’s (or such Subsidiary’s) behalf and all rights and Liabilities existing thereunder shall be for Purchaser’s (or such Subsidiary’s) account. For the avoidance of doubt, the designation of an Asset as a Nonassignable Asset does not render it an Excluded Asset.

(b)          To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller and Purchaser shall take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of the Nonassignable Assets. Seller shall promptly pay over to Purchaser the net amount (after expenses and Taxes) of all payments received by it (or such Subsidiary) in respect of all Nonassignable Assets and Purchaser shall indemnify Seller (or such Subsidiary) for all Losses attributable to Seller’s (or such Subsidiary’s) holding of all Nonassignable Assets.

(c)          Nothing in this Section 2.09 shall require Seller or any of its Subsidiaries to renew any Nonassignable Asset that is an Assumed Contract or a Shared Contract. In addition, Seller (or the applicable Subsidiary of Seller) shall have the right, any time after the nine-month anniversary of the Closing Date to exercise any right to terminate any Nonassignable Asset that is an Assumed Contract or a Shared Contract and that is a customer contract or a master services agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the Seller Disclosure Schedule, (b) as disclosed in, or as readily apparent from, the Financial Information, (c) as contemplated by this Agreement or (d) to the extent relating solely to the Excluded Assets or the Retained Liabilities, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). Each section of the Seller Disclosure Schedule qualifies the correspondingly numbered representation and warranty to the extent specified therein, it being agreed that disclosure of any item in any section of the Seller Disclosure Schedule shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent. The inclusion of any information in any section of the Seller Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

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SECTION 3.01. Organization and Good Standing. Seller, and each of its Subsidiaries that is or will be a party to any of the Ancillary Agreements, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller, and each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Seller’s or such Subsidiaries’ ability to carry out its obligations under this Agreement and the Ancillary Agreements and to consummate the Transactions.

SECTION 3.02. Authority. Seller, and each of its Subsidiaries that is or will be a party to any of the Ancillary Agreements, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller and each such Subsidiary of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate action on the part of Seller and each such Subsidiary. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Seller and each such Subsidiary that is or will be a party thereto and (assuming due authorization, execution and delivery by Purchaser and, if applicable, by each Subsidiary of Purchaser that is or will be a party thereto) this Agreement constitutes, and each Ancillary Agreement to which Seller or any such Subsidiary is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Seller and each such Subsidiary, enforceable against Seller and each such Subsidiary in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.03. No Conflict; Consents and Approvals. Subject to (a) the filing by Seller of reports under the Exchange Act and as contemplated by the rules and regulations of the New York Stock Exchange, (b) the requirements of the HSR Act and any applicable foreign merger control or competition Laws, (c) any filings and notifications as may be required under applicable property transfer Laws or Environmental Laws and (d) any filings, notifications and Consents that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to any third party’s) participation in the Transactions, none of (1) the execution and delivery by Seller or, if applicable in the case of the Ancillary Agreements, any of its Subsidiaries, of this Agreement and the Ancillary Agreements to which it is or will be a party, (2) the consummation by Seller or any such Subsidiary of the Transactions or (3) the compliance by Seller or any such Subsidiary with any of the provisions hereof or thereof, as the case may be, will:

(i)           conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Seller or any such Subsidiary;

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(ii)          require Seller or any such Subsidiary to make any filing with, or obtain any Consent from, any Governmental Authority;

(iii)         conflict with, violate or result in the breach by Seller or any such Subsidiary of any applicable Law;

(iv)         conflict with, violate, result in the breach or termination of or constitute a default under, any Assumed Contract or Shared Contract (except for consent to assign any Nonassignable Assets); or

(v)          result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Purchaser) upon any of the Assets;

except, in the case of clauses (iii), (iv) and (v), for such matters that would not be material to the Business or impair the ability to consummate the Transaction.

SECTION 3.04. Financial Information. Section 3.04(i) of the Seller Disclosure Schedule sets forth complete and correct copies of certain financial information relating to the Business, including the balance sheet as at June 30, 2008 (“Interim Balance Sheet”) (collectively, the “Financial Information”). The Financial Information has been prepared in good faith on the bases described therein using the financial books and records maintained by Seller for the Business and represents Seller’s good faith estimate of the results of operations data set forth therein for the Business as if the Business had been held and operated on a stand-alone basis, in each case for the periods presented therein. The Financial Information (a) has not been prepared in accordance with US GAAP, (b) includes estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Business will incur after the Closing) and (c) reflects the historical operation of the Business (including the Overhead and Shared Services) for the periods specified therein.

SECTION 3.05. Absence of Certain Changes or Events. Since December 31, 2007,

(a)          Seller has conducted the Business only in the ordinary course of business consistent with past practice;

(b)          the Business has not suffered any Material Adverse Effect and no event has occurred or circumstance exists that would be reasonably expected to result in a Material Adverse Effect;

(c)          there has not been any action by Seller or any of its Affiliates that, if taken after the date hereof, would constitute a breach of Seller’s obligations under Section 6.01; and

(d)          none of Seller or any of its Subsidiaries has granted any material increase in the compensation of any of the Employees outside the ordinary course of business consistent with past practice.

SECTION 3.06. Absence of Litigation. There are no Actions pending against Seller or any of its Subsidiaries or, to the Knowledge of Seller, threatened against Seller or any of its

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Subsidiaries that (a) relate to or may affect the Business or the Assets or (b) challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, any of the Transactions or any Ancillary Agreement.

SECTION 3.07. Compliance with Laws. Neither Seller nor any of its Subsidiaries is, in any material respect, in violation of or in the past five years has violated, or failed to comply with, in any material respect, any applicable Law in connection with the Business, and no Action has been filed or commenced against any of them alleging any such failure to so comply.

SECTION 3.08. Ownership of the Assets.

(a)          Seller or one of its Subsidiaries holds good and valid title to or has valid leases, licenses or rights to use all of the Assets free and clear of any and all Liens, except for Permitted Liens.

(b)          All tangible Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition for immediate use in the ordinary course of business, subject to ordinary wear and tear and ordinary maintenance requirements.

(c)          The Assets, together with the rights conferred to Purchaser pursuant to the Cross License Agreement and the assets and services provided to Purchaser pursuant to the Transition Services Agreement and the Overhead and Shared Services, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in all material respects in the manner presently operated by Seller, other than Assets disposed of in the ordinary course of business consistent with past practice; provided that the foregoing is not a representation of non-infringement of Intellectual Property Rights, which is covered solely in Section 3.15(c).

SECTION 3.09. Real Property.

(a)          Each parcel of real property leased pursuant to the real property leases included in the Assumed Contracts is leased by Seller or one or more of its Subsidiaries free and clear of all Liens on Seller’s or Seller’s Subsidiary’s leasehold interest, as applicable, except Permitted Liens or as specified in such real property lease as made available to Purchaser before the date hereof.

(b)       Except for Permitted Liens,

(i)           neither Seller nor any of its Subsidiaries has made any other agreement to lease, sell, mortgage or otherwise encumber the Owned Real Property (or any portion thereof) or given any Person an option to purchase or rights of first refusal or rights of first offer over the Owned Real Property (or any portion thereof); and

(ii)          Seller or one of its Subsidiaries has good and marketable title to the Owned Real Property and none of the Owned Real Property is subject to any Lien.

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(c)          Notwithstanding anything in this Article III to the contrary, none of the representations and warranties in this Article III other than this Section 3.09 shall relate to real property matters.

(d)          There is no pending, nor has Seller received written notice of, any threatened condemnation, litigation, assessment or similar proceeding affecting the Owned Real Property or any part thereof, nor has Seller received written notice that any such condemnation, litigation, assessment or similar proceeding is contemplated by any Governmental Authority, in each case that would be reasonably likely to impair the value of the Owned Real Property.

(e)          Seller has not received any written notice of any violation of any restrictive covenant or any Law of any Governmental Authority pertaining to the Owned Real Property.

(f)           There is no pending or, to the Knowledge of Seller, threatened Action that would materially impair or limit the normal usage or access to the Owned Real Property.

(g)          There is no Action directly against Seller arising out of any of the Leased Real Property, nor is any such Action pending or being prosecuted by or before any Governmental Authority.

(h)          There are no attachments, executions or assignments for the benefit of creditors or voluntary proceedings in bankruptcy or under any other debtor relief Laws or pending by or against Seller or otherwise affecting the Owned Real Property.

SECTION 3.10. Employee Matters.

(a)          There is not currently existing or, to Seller’s Knowledge, threatened, any labor strike, slowdown, work stoppage or lockout against or affecting the Business, nor has there been any such activity within the past 12 months that has materially affected the Business.

(b)          To Seller’s Knowledge, Seller and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of the Employees.

(c)          Section 3.10(c) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of all collective bargaining or other collective labor agreements which govern the terms and conditions of employment of any Employee. To Seller’s Knowledge, (i) no petition has been filed or proceedings instituted by a union, collective bargaining agent, Employee or group of Employees with any Governmental Authority seeking recognition of or as a bargaining representative with respect to any Employees, and (ii) none of Seller, any Subsidiary of Seller or any labor union or other bargaining representative is seeking to establish a collective bargaining relationship with respect to Employees or is otherwise engaged in or seeking to be engaged in collective bargaining with respect to Employees.

(d)          There are no Actions relating to employment or labor Laws pending or, to Seller’s Knowledge, threatened in writing or otherwise against Seller or any Subsidiary of Seller and brought by or on behalf of any Employee or group of Employees.

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SECTION 3.11. Employee Benefits.

(a)          Set forth in Section 3.11(a) of the Seller Disclosure Schedule is a complete and correct list of all material Seller Benefit Plans.

(b)          Seller has delivered, or made available, to Purchaser true, accurate and complete copies of (i) the documents comprising each material Seller Benefit Plan or a written description of the benefits available thereunder and (ii) all collective bargaining agreements pursuant to which contributions to any Seller Benefit Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any of its Affiliates relating to any Employee, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities with respect to any Employee.

(c)          None of the Seller Benefit Plans is subject to Title IV of ERISA, and none of the Seller Benefit Plans is a multiemployer plan (within the meaning of section 3(37) of ERISA).

(d)          The form of the Seller’s Flex Plan and the form of the Seller’s Savings Plan are each in material compliance with the applicable terms of ERISA, the Code, and any other applicable Laws and each such plan has been operated in material compliance with such Laws and the written plan documents.

(e)          Each Seller Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no knowledge of any circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Seller Benefit Plan has been determined to be exempt from taxation under section 501(a) of the Code, and Seller is not aware of any circumstance that will or could reasonably be expected to result in a revocation of such exemption.

(f)           There is no material pending or, to the Knowledge of Seller, threatened proceeding relating to the Seller’s Flex Plan or Seller’s Savings Plan, nor, to the Knowledge of Seller, is there any basis for any such proceeding.

(g)          Except as provided in Article VII, the Transaction will not result in an amendment, modification or termination of the Seller’s Flex Plan or Seller’s Savings Plan.

SECTION 3.12. Environmental Matters.

(a)          The Business is in compliance with Environmental Laws and has obtained and is in compliance with all Environmental Permits, except where failure to comply with Environmental Laws, or to obtain or comply with Environmental Permits, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          There are no Actions relating to the Business or the Assets pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries pursuant to Environmental Laws, except those claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(c)          To the Knowledge of Seller, no Hazardous Materials are present at, on or under any real property associated with the Business that are reasonably anticipated to result in liabilities or obligations for investigation or remediation to Seller or any of its Subsidiaries pursuant to Environmental Laws, except those liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Notwithstanding anything in this Article III to the contrary, none of the representations and warranties in this Article III other than this Section 3.12 shall relate to environmental matters.

SECTION 3.13. Contracts.

(a)          Section 3.13(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of every written legally binding contract, agreement, lease, sublease, ground lease or commitment of the Business to which Seller or any of its Subsidiaries is a party or by which any property of Seller or any Subsidiary of Seller is bound (each, a “Contract”), other than purchase orders and invoices and any third-party or intercompany agreements related to Overhead and Shared Services, that (i) was not a Contract with an Employee and in the most recently completed fiscal year of Seller resulted in, or is required by its terms in the future to result in, the payment or receipt by the Business of more than $100,000 per annum in the aggregate, (ii) was entered into by Seller or a Subsidiary of Seller with an Employee (excluding non-disclosure letters, offer letters and other similar documents that are typically executed in connection with Seller’s normal hiring policies), (iii) is for capital expenditures in excess of $50,000, (iv) contains a clause restricting an acquiror of any of the Assets from engaging in any business anywhere in the world, (v) involves a sharing of profits, Losses, costs or Liabilities by Seller with any other Person (excluding normal compensation), (vi) provides for payments to or by any Person based on sales, purchases or profits, other than direct payment for goods, or (vii) is a guaranty and/or a similar undertaking with respect to contractual performance extended by Seller (collectively, the “Material Contracts”). Other than such failures, breaches and defaults that would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither Seller nor any of its Subsidiaries has received any written notice that it is in breach or default in any material respect under any of the Material Contracts, (y) to the Knowledge of Seller, as of the date hereof, neither Seller nor any of its Subsidiaries has waived any of its material rights under any of the Material Contracts or modified any of the material terms thereof and (z) to the Knowledge of Seller, no other party to any Material Contract is in breach or default in any material respect thereunder.

(b)          Section 3.13(b) of the Seller Disclosure Schedule sets forth (i) each customer from which the Business received revenues exceeding $100,000 in the aggregate in the most recently completed fiscal year of Seller and (ii) each vendor to which the Business paid more than $100,000 in the aggregate in the most recently completed fiscal year of Seller.

SECTION 3.14. Brokers. Except for any fees and commissions that will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

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SECTION 3.15. Intellectual Property.

(a)          The Transferred Intellectual Property includes, as of the date hereof, all Intellectual Property Rights owned by Seller and/or its Subsidiaries that are used exclusively in the Business or that are required to conduct the Business substantially in the manner and to the extent currently conducted (other than any Intellectual Property Rights related to Overhead and Shared Services).

(b)          Seller or one of its Subsidiaries owns and has good and exclusive title to each item of Transferred Intellectual Property (except for any Trade Secrets and unregistered Trademarks within Transferred Intellectual Property), free and clear of any Liens, and following the transfer thereof to Purchaser in accordance with the terms hereof will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party; provided, however, that the foregoing is not a representation of non-infringement of Intellectual Property Rights, which is covered solely by Section 3.15(c). As to Trade Secrets and unregistered Trademarks within Transferred Intellectual Property, to the Knowledge of Seller, no item of or information in such Trade Secrets or unregistered Trademarks has been created or obtained in violation of any Intellectual Property Rights of any third party (including any obligation of confidentiality to any third party); thus, there are no restrictions on Seller’s ability to transfer all of Seller’s ownership of such Trade Secrets and unregistered Trademarks to Purchaser. To the extent that any Transferred Intellectual Property or Transferred Software has been developed by any party other than Seller or one of its Subsidiaries, Seller has a written agreement with such party with respect thereto and has thereby obtained ownership of, and is, to the Knowledge of Seller, the exclusive owner of all developed Intellectual Property by operation of Law or by valid assignment. Seller has taken commercially reasonable efforts to maintain and protect the Transferred Intellectual Property (including making filings and payments of maintenance or similar fees for Registered Intellectual Property) and to obtain ownership of Intellectual Property Rights developed for Seller by its employees and contractors. Each item of Registered Intellectual Property is valid and subsisting. To the Knowledge of Seller, there are no undisclosed oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending with respect to any Registered Intellectual Property before any Governmental Authority.

(c)          To the Knowledge of Seller and except as would not reasonably be expected to have a Material Adverse Effect, (i) the Business as currently conducted does not infringe any Intellectual Property Rights of any third party, (ii) no third party is infringing any Transferred Intellectual Property and (iii) neither Seller nor any employee thereof has received notice from any third party claiming that the Business infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(d)          Other than “shrink-wrap” and similar widely available commercial end-user licenses or licenses with a license fee or periodic payments of less than $25,000, the Contracts, licenses and agreements listed in Section 3.15(d) of the Seller Disclosure Schedule include as of the date hereof all Contracts, licenses and agreements to which any of Seller or one of its

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Subsidiaries is a party with respect to any Intellectual Property of any Person except for non-disclosure agreements or agreements to otherwise protect confidential information.

(e)          There are no Contracts, licenses or agreements between Seller or one of its Subsidiaries and any other Person with respect to Transferred Intellectual Property under which, to the Knowledge of Seller, there is any disagreement regarding the scope of such Contract, license or agreement or performance thereunder, including with respect to any payments to be made or received by Seller or one of its Subsidiaries pursuant to such Contract, license or agreement.

(f)           Seller has not granted any exclusive license of or authorized the retention of any exclusive rights to use any Transferred Intellectual Property to any other Person.

(g)          Seller has taken commercially reasonable steps to protect Seller’s rights in confidential information and Trade Secrets and to protect the rights in any confidential information provided by Person to Seller.

(h)          To Seller’s Knowledge, Section 1.01(e) of the Seller Disclosure Schedule identifies each trademark, trade name and or service mark that has been adopted and used by Seller or its Affiliates anywhere in the world in commercial sales of products and services, at any time within the past 5 years, solely in connection with the Business or any Asset.

(i)           Notwithstanding anything in this Article III to the contrary, no Section in this Article III other than this Section 3.15 and Section 3.08(c) contains or extends any representation or warranty with respect to Intellectual Property Rights.

SECTION 3.16. Taxes.

(a)          With respect to the Assets, Seller has timely paid, or made provision to pay, all Taxes required to be paid on or prior to the date hereof the nonpayment of which would result in a Lien on any Asset. There are no such Liens on any of the Assets that arose in connection with any failure to pay any Tax. Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Liens.

(b)          All Tax Returns required to be filed on or before the Closing Date by Seller with respect to the Assets with any domestic or foreign Governmental Authority have been or will be filed in accordance with all applicable Laws, are in all material respects true, complete and correct, and all Taxes, which were shown to be due on such Tax Returns have been or will be paid (either directly by Seller or indirectly through applicable Tax sharing agreements) on or prior to their due dates, to Seller’s Knowledge, no Governmental Authority is likely to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) to Seller’s Knowledge. The representations and warranties set forth in this Section 3.16 (b) are made only to the extent that Taxes (i) are or may become Liens on the Assets in the hands of Purchaser or (ii) for which Purchaser is or may be liable in the capacity of transferee of the Assets.

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(c)          Seller is not party to any Tax allocation or sharing agreement with respect to the Assets.

(d)          All Taxes that Seller is or was required by Law to withhold, deduct or collect, that may become Liens on the Assets in the hands of Purchaser or for which Purchaser is or may be liable in the capacity of transferee of the Assets have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

SECTION 3.17. Joint Ventures. Section 3.17 of the Seller Disclosure Schedule sets forth a true and complete list of all joint ventures primarily related to the Business to which Seller or any of its Subsidiaries is a party.

SECTION 3.18. Intentionally Omitted.

SECTION 3.19. Compliance with Anti-Corruption Laws and US Trade Laws.

To the knowledge of Seller (as defined in subclause (k) below):

(a)          Neither Seller nor Guarantor nor any of their respective directors, officers, employees or Agents has given, offered, promised or authorized any Prohibited Payment with respect to the Business.

(b)          Neither Seller nor Guarantor nor any of their respective directors officers, employees or Agents has given, offered, promised or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment, with respect to the Business.

(c)          Seller and Guarantor have, with respect to the Business, complied with the Anti-Corruption Laws and the US Trade Laws.

(d)          Seller and Guarantor have identified to Purchaser all of the Agents retained for or related to the Business and furnished to Purchaser all Contracts with such Agents.

(e)            No individual director, officer or employee of Seller or Guarantor nor any of their spouses is a Government Official of any country in which the Business is conducted.

(f)           Seller and Guarantor have, with respect to the Business, devised and maintained a system of internal accounting controls and oversight sufficient to ensure that:

(i)           transactions have been executed and access to assets given only in accordance with management’s general or specific authorization;

(ii)          transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and

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(iii)        the recorded accountability for assets has been compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

(g)          During the past five years, all machinery, equipment, vehicles, tools, apparatus, computers, software, office furniture, office supplies, inventory, products, chemicals, supplies and other tangible property that has been imported into or exported from any jurisdiction in which the Business has been conducted have been imported or exported by Seller and Guarantor strictly in accordance with applicable Laws and US Trade Laws (including the obtaining of all required licenses or regulatory approvals in respect of all such imports and exports), and, as relating to the Business, all Taxes which may result in Liens on the Assets in the hands of Purchaser, or for which Purchaser is or may be liable in the capacity of transferee of the Assets, have been paid in full by Seller in connection with such imports or exports.

(h)          During the past five years and with respect to the Business, neither Seller nor Guarantor has engaged in any commercial activities in or related to the following countries: (i) Cuba; (ii) Iran; (iii) Myanmar (f/k/a Burma); (iv) North Korea; (v) Sudan; (vi) Syria; (vii) Libya prior to April 29, 2004, or (viii) Iraq prior to May 22, 2003, to the extent any such commercial activity was prohibited by the US Trade Laws at the time of the commercial activity. Commercial activities include without limitation providing services to entities located in these countries, selling or delivering products to these countries, or entering into any Contract or other obligation to provide services or products to these countries or to purchase goods or services from these countries.

(i)           During the past five years and with respect to the Business, neither Seller nor Guarantor has engaged in any commercial activity with persons who were identified on the United States Treasury Department’s Specially Designated Nationals (SDN) List at the time of such commercial activity.

(j)           During the past five years and with respect to the Business, Seller has not violated the antiboycott prohibitions contained in the Export Administrative Act or taken any action that can be penalized under Section 999 of the Code.

(k)          The representations and warranties in this Section 3.19 are, unless a different time period is expressly set forth herein, limited to the time period from January 1, 2002, to the present. As used in this Section 3.19, “knowledge” means the actual knowledge of the individuals listed in Section 3.19 of the Seller Disclosure Schedule after reasonable inquiry of such individuals, including but not limited to inquiry regarding the existence of commercial sales Agent Contracts involving the Business, and a reasonable examination of any records relating to payment by Seller of Agent expense reimbursements related to the Business by applicable financial personnel thereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor represents and warrants to Purchaser as follows:

SECTION 4.01. Organization and Good Standing. Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Guarantor is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Guarantor’s ability to carry out its obligations under, and to consummate the Transactions.

SECTION 4.02. Authority. Guarantor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Guarantor of this Agreement has been duly authorized by all requisite corporate action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Guarantor as follows:

SECTION 5.01. Organization and Good Standing. Purchaser, and each of its Subsidiaries that is or will be a party to any of the Ancillary Agreements, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser and each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Purchaser’s or such Subsidiary’s ability to carry out its obligations under, and to consummate the Transactions.

SECTION 5.02. Authority. Purchaser, and each of its Subsidiaries that is or will be a party thereto, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations

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hereunder and thereunder. The execution, delivery and performance by Purchaser and each such Subsidiary of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate action on the part of Purchaser and each such Subsidiary. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Purchaser and each such Subsidiary that is or will be a party thereto and (assuming due authorization, execution and delivery by Seller and, if applicable in the case of the Ancillary Agreements, by each Subsidiary of Seller that is or will be a party thereto) this Agreement constitutes, and each Ancillary Agreement to which Purchaser or any such Subsidiary is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser and each such Subsidiary, enforceable against Purchaser and each such Subsidiary in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 5.03. Absence of Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened to which Purchaser or any of its Subsidiaries or their properties or assets would be subject that, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon Purchaser’s or its Subsidiaries’ ability to carry out their respective obligations under, and to consummate, or to impede or delay in any material respect the consummation of, the Transactions or that relate to this Agreement, any Ancillary Agreement or the Transactions.

SECTION 5.04. Exclusivity of Representations and Warranties. Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the Ancillary Agreements. In consultation with experienced counsel and advisors of its choice, Purchaser has conducted its own independent review and analysis of the Assets, the Assumed Liabilities and the Business and the rights and obligations it is acquiring and assuming under this Agreement and the Ancillary Agreements. Purchaser acknowledges that (a) it and its representatives have been permitted full and complete access to the books and records, facilities, Equipment, Contracts and other properties and Assets of the Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had an opportunity to meet with the officers and employees of the Business to discuss the Business and (b) except for the representations and warranties expressly set forth in Article III or in any Ancillary Agreement (and, in the case of clause (iii) below, the indemnification rights of the Purchaser Indemnified Persons in Article XI in respect of such representations and warranties), (i) Purchaser has not relied on any representation or warranty from Seller , Guarantor or any other Person in determining to enter into this Agreement, (ii) neither Seller, nor Guarantor, nor any other Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials) and (iii) none of Seller, its Subsidiaries or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use, of any such information. Without limiting the generality of the

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foregoing, except as expressly set forth in the representations and warranties in Article III and in the Ancillary Agreements (if any), THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED OR LICENSED INTELLECTUAL PROPERTY RIGHTS.

SECTION 5.05. Financial Ability. Purchaser has available free and unrestricted cash or committed credit capacity that is sufficient to enable it to consummate the Transactions.

SECTION 5.06. No Knowledge of Misrepresentation or Omission. As of the date of this Agreement, Purchaser does not have any knowledge that the representations and warranties of Seller made in this Agreement qualified as to materiality are not true and correct or that those not so qualified are not true and correct in any material respect. As of the date of this Agreement, Purchaser does not have any knowledge of any material errors in, or material omissions from, the Seller Disclosure Schedule.

SECTION 5.07. Brokers. Except for fees and commissions that will be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VI

COVENANTS

SECTION 6.01. Conduct of Business Prior to the Closing.

(a)          Unless Purchaser otherwise agrees as set forth below and except (A) as otherwise contemplated by the Transaction Documents, (B) as relates to Excluded Assets or Retained Liabilities, (C) as set forth in the Seller Disclosure Schedule or (D) as required by applicable Law, between the date hereof and the Closing Date, Seller shall (and shall cause its Subsidiaries to) (i) use all commercially reasonable efforts to preserve for the benefit of Purchaser the goodwill of and relationships with customers, suppliers and other Persons (other than Employees) having business relations with the Business, (ii) use all commercially reasonable efforts to conduct the Business only in the ordinary course, consistent with past practice in all material respects, (iii) maintain insurance coverage with respect to the Assets to the extent currently maintained, and (iv) maintain and preserve the Business and Assets consistent with past practices.

(b)          Unless Purchaser otherwise agrees as set forth below and except (A) as otherwise contemplated by the Transaction Documents, (B) as relates to Excluded Assets or Retained Liabilities, (C) as set forth in the Seller Disclosure Schedule or (D) as required by applicable Law, between the date hereof and the Closing Date, Seller shall not (and shall cause its Subsidiaries not to):

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(i)           distribute, sell, assign, transfer, lease or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any of the Assets, other than sales or licenses of goods, services or Intellectual Property Rights in the ordinary course of business;

(ii)          increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Employees, other than increases in the ordinary course of business consistent with past practice or required by applicable Law;

(iii)        increase, reduce or otherwise modify (or convey to any Employee that the Seller (or any of its Subsidiaries) intends to increase, reduce or otherwise modify) any Employee’s cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Employees during the fifteen days immediately prior to the anticipated Closing Date;

(iv)         enter into, amend or (except through completion or performance or by reason of non-performance of the other Contract or lease party) terminate any Contract that will be an Assumed Contract other than in the ordinary course of business;

(v)          enter into any Contract, agreement, commitment or transaction involving a total remaining commitment by Seller of $250,000 or more;

(vi)         waive any material right, claim or chose in action constituting a material portion of the Assets;

(vii)       enter into any Contract or binding oral agreement with, a commercial sales Agent with respect to the Business;

(viii)      intentionally or knowingly interfere with or jeopardize the prospective employment relationship between Purchaser and each Offeree; or

(ix)        authorize, or commit or agree to take, any of the foregoing actions.

SECTION 6.02. Access to Information; Advice of Changes.

(a)          Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, (i) give Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Business, (ii) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request and (iii) cause the officers of Seller and its Subsidiaries to furnish Purchaser with such unaudited financial and operating data and other information with respect to the Business as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request; provided, however, that (1) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable antitrust, competition or data privacy Law), at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to

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maintain confidentiality and not to interfere with the normal operations of the businesses of Seller and its Subsidiaries and (2) Seller will not be required to provide to Purchaser access to or copies of any personnel file of any Employee unless such Employee has provided Seller with prior written authorization to provide access to or copies of such personnel file to Purchaser.

(b)          Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, Seller shall not have any obligation to make available to Purchaser or its representatives, or provide Purchaser or its representatives with, (i) any Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material or (ii) any information if making such information available would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or agreement (including any confidentiality agreement to which Seller or any its Affiliates is a party), it being understood that Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

(c)          Each of Seller and Purchaser shall promptly notify the other of the occurrence, to such party’s knowledge, of any event or condition, or the existence, to such party’s knowledge, of any fact, that would reasonably be expected to result in any of the conditions set forth in Article IX not being fulfilled.

SECTION 6.03. Confidentiality; Publicity.

(a)          The terms of the Confidentiality Agreement, dated as of October 29, 2007, between Guarantor and Purchaser (the “Confidentiality Agreement”) are hereby incorporated herein by reference (as between Seller and Purchaser, as though all references therein to Guarantor were references to Seller) and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of Purchaser under the Confidentiality Agreement in respect of information about the Business shall terminate at the Closing and sections 10 (No obligation to negotiate or enter a transaction) and 11 (No representations or warranties) thereof shall not apply to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

(b)          Each of Purchaser and Seller shall not, and shall cause each of its Affiliates not to, issue or cause the publication of any press release or disclosure with respect to this Agreement or the Transactions without prior consultation with the other party, except to the extent an applicable requirement of Law renders it impracticable to consult with the other party in advance.

SECTION 6.04. Efforts and Actions to Cause the Closing to Occur.

(a)          Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do, all things, necessary, proper or advisable to consummate the Closing as

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promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities and any fees contractually payable for Consents to assignment of the real property leases included in the Assumed Contracts, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent, (ii) defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Closing and (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Governmental Authority adversely affecting the ability of the parties to consummate the Closing. In furtherance of and not in limitation of the foregoing, each of Purchaser and Seller agrees to make or cause to be made an appropriate filing of any Notification and Report Form required pursuant to the HSR Act and any filings or applications required under the Laws of any non U.S. jurisdiction, including the European Union or any nation thereof, as soon as practicable after the date hereof. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority or other Person required to be obtained prior to the Closing. Notwithstanding anything herein to the contrary, neither Purchaser nor Seller shall be required to dispose of or make any changes to its business, expend any material funds (other than payments of fees expressly mentioned above) or incur any other material burden in order to comply with this Section 6.04(a).

(b)          If any party hereto or any Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c)          Seller and Purchaser shall keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the requisite Consents of each applicable Governmental Authority, including:

(i)           cooperating with each other in connection with filings under the HSR Act, other antitrust or trade regulation Laws of any jurisdiction, and any Laws regulating foreign investment of any jurisdiction in connection with the Transactions;

(ii)          furnishing to the other party (in the case of competitively sensitive information, on an outside counsel only basis) all information within its possession that is required for any application or other filing to be made by the other party pursuant to the HSR Act, other competition Laws of any jurisdiction, or any Laws regulating foreign investment of any jurisdiction in connection with the Transactions;

(iii)         promptly notifying each other of any communications from or with any Governmental Authority with respect to the Transactions;

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(iv)         not agreeing to participate in any meeting or discussion with any Governmental Authority in connection with proceedings under or relating to the HSR Act, other competition Laws of any jurisdiction, or Laws regulating foreign investment of any jurisdiction in connection with the Transactions, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and

(v)          consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, competition Laws of any jurisdiction, or Laws regulating foreign investment of any jurisdiction, in connection with the Transactions.

SECTION 6.05. Bulk Sales. Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Business and the Assets to Purchaser.

SECTION 6.06. Insurance. Effective midnight on the Closing Date, the Business shall cease to be insured by the insurance policies of Seller and Guarantor and their Subsidiaries.

SECTION 6.07. Certain Services and Benefits Provided by Affiliates. Except as otherwise expressly provided in the Transition Services Agreement, all Overhead and Shared Services provided to the Business shall cease as of the Closing Date.

SECTION 6.08. Further Action. From and after the Closing Date, Seller and Purchaser shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the Transactions, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Assets as provided in this Agreement. Without limiting the foregoing, from and after the Closing (a) Seller shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Purchaser to put Purchaser in effective possession, ownership and control of the Assets, and Purchaser shall cooperate with Seller for such purpose, and (b) Purchaser shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Seller (i) to transfer to Seller (or such other Person as Seller shall indicate) any Excluded Assets that Purchaser may possess and (ii) to assure that Purchaser, rather than Seller or any of its Subsidiaries, is the obligor in respect of all Assumed Liabilities, including by novating any Assumed Contract that is a Nonassignable Asset to Purchaser, and Seller shall cooperate with Purchaser for such purposes, provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities. Purchaser shall, upon the request of Guarantor, and at no cost to Guarantor (other than reimbursement of out of pocket expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with Guarantor

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and its Subsidiaries in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Seller Disclosure Schedule) filed or claimed against Guarantor or any of its Affiliates or any of the respective agents, directors, officers and employees of Guarantor and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date. In the event that a Transferred Employee violates the terms of a confidentiality or non-disclosure agreement between such Transferred Employee and Seller relating to such Transferred Employee’s employment with Seller, Seller shall, upon the request of Purchaser and at Purchaser’s sole cost and expense, use commercially reasonable efforts to enforce such agreement in respect of the period prior to Closing for the benefit of Purchaser.

SECTION 6.09. Ancillary Agreements. On the Closing Date, each of Purchaser and Seller shall (and, if applicable, each shall cause its Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.

SECTION 6.10. Maintenance of Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the fifth anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such party. After the Closing Date and up until at least the fifth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require either party to disclose its Tax records. Such records may be sought under this Section 6.10 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the party seeking such records (other than claims between Seller and Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (i) any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith and (ii) no party shall be required to provide the other party access to, or copies of, any Tax records.

SECTION 6.11. Deletion of Non-Transferred Software. Purchaser agrees that, following the Closing Date, Purchaser shall not use and shall cause each of its Affiliates not to use any

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software or computer databases loaded on the Equipment included in the Assets as of the Closing Date, unless licenses to such software or computer databases are included in the Assets or Purchaser otherwise has the right to use them. Purchaser shall, as soon as is reasonably practicable, and in any event no later than 45 days following the Closing, delete all such software and computer databases from any of the Equipment on which it is installed.

SECTION 6.12. Pinnacle Name and Other Trademarks. As soon as is reasonably practicable in each jurisdiction, but in any event no later than six months after the Closing Date, Seller shall:

(a)          change its and, to the extent applicable, its Subsidiaries’ corporate name to a name not including or, reasonably likely to be deemed confusingly similar to “Pinnacle”;

(b)          remove the “Pinnacle” name and logo from signage, stationery, business cards, advertising, marketing and promotional materials, and other internal documents; and

(c)          cease all use of the Trademarks as defined in Section 1.01(e) of the Seller Disclosure Schedule.

SECTION 6.13. Recordation of Transfer of Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property. Seller shall deliver to Purchaser at the Closing the executed assignments of all items of Registered Intellectual Property, in the form of Exhibit F, as well as any other instruments of sale, conveyance, or assignment of Registered Intellectual Property as Purchaser and/or its counsel may request after Closing. Seller shall further provide a schedule identifying for each item of Transferred Intellectual Property, any action dates relating to filings or registrations occurring within 60 days of Closing. Seller agrees to cooperate with Purchaser, at Purchaser’s reasonable request and expense, in any efforts by Purchaser to assert or defend the Transferred Intellectual Property or any rights thereunder.

SECTION 6.14. Seller Guarantees and Other Credit Support of the Business. Following the Closing, Purchaser will use its commercially reasonable efforts to procure the release by the applicable counterparty, as soon as reasonably practicable but in no event later than sixty (60) days after the Closing Date, of any continuing obligation of Seller or any of its Affiliates with respect to any Assumed Contract or Shared Contract (including any guarantee or credit support provided by, or any letter of credit posted by, Seller or any such Affiliate) (with respect to the Shared Contracts, only to the extent such guarantees or other credit support are related to the Business) and will indemnify and hold harmless Seller and its Subsidiaries from and against any Loss resulting from or relating to any such obligation continuing beyond the Closing Date. Without limiting the generality of the foregoing, following the Closing, Purchaser will (a) use its commercially reasonable efforts to procure the release by the applicable counterparty of any continuing obligation of Seller or any such Affiliate with respect to the guarantees or other credit support set forth in Section 6.14 of the Seller Disclosure Schedule and (b) indemnify and hold harmless Seller and each such Affiliate from and against any Loss resulting from or relating to any continuing obligation of Seller or any such Affiliate with respect to any such guarantee or other credit support.

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SECTION 6.15. Non-Competition.

(a)          In partial consideration of the payment of the Purchase Price, Seller, Guarantor and Purchaser agree that for a period of three (3) years after the Closing Date, Seller and Guarantor shall not, and shall cause their Affiliates not to, engage in the Business or, without the prior written consent of Purchaser, directly or indirectly, control, as a partner, stockholder, or otherwise, or hold more than a 10% equity interest in, any Person that engages in the Business, in each case anywhere in the world; provided however that nothing in this Section 6.15 shall restrict Seller, Guarantor or their Affiliates from acquiring the assets of a business that is engaged in the Business; provided however that the activities constituting the Business are terminated or disposed of within one (1) year after completion of such acquisition.

(b)          For a period of three years after the Closing Date, Seller, Guarantor and their Affiliates shall not, directly or indirectly, hire, retain or attempt to hire or retain any Transferred Employee unless such Transferred Employee’s employment with Purchaser has been terminated at least twelve (12) months prior to such hiring, attempt to hire or retention, provided that a senior executive of Purchaser and an officer of Guarantor may mutually agree to any exception to this Section 6.15(b) provided that such agreement shall be in writing and signed by each such executive and officer.

(c)          For a period of three years after the Closing Date, Purchaser and its Affiliates shall not, directly or indirectly, except pursuant to and as expressly specified in this Agreement hire, retain or attempt to hire or retain (i) any Person that was an employee of Seller or its Subsidiaries as of the date hereof or as of the Closing Date, who was not a Transferred Employee or (ii) any of the individuals listed in Section 6.15(c) of the Seller Disclosure Schedule, unless such employee’s employment with Seller or its Subsidiaries has been terminated at least twelve (12) months prior to such hiring, attempt to hire or retention, provided that a senior executive of Purchaser and an officer of Guarantor may mutually agree to any exception to this Section 6.15(c) provided that such agreement shall be in writing and signed by each such executive and officer.

(d)          If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.15(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.15 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.15 is reasonable and necessary to protect and preserve the parties’ legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on the other Party.

(e)          Each of Seller and Guarantor acknowledges that its covenant set forth in this Section 6.15 is an essential element of this Agreement and that, but for the agreement of Seller and Guarantor respectively to comply with this covenant, Purchaser would not have entered into this Agreement. Each of Seller and Guarantor acknowledges that this Section 6.15 constitutes an

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independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser. Seller and Guarantor have independently consulted with their counsel and after such consultation agree that the covenant set forth in this Section 6.15, including but not limited to the geographic and business scope and the duration of the covenants and restrictions, is reasonable and proper.

SECTION 6.16. Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Purchaser in writing if Seller obtains Knowledge of (a) any fact or condition that causes or constitutes a breach of any of Seller’s or Guarantor’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause a condition set forth in Article XI not to be satisfied as of the Closing.

SECTION 6.17. Cooperation After Closing.

(a)          The parties acknowledge that, at the time of Closing, Seller and its Subsidiaries will be providing services to certain of its customers, some pursuant to existing work orders and other forms of requests for services under certain of the master services agreements and customer agreements, that are listed on Exhibit H, with such additions or deletions as may be notified by Seller to Purchaser on or prior to Closing undertaken in accordance with Section 6.01, and that in each case have not been transferred pursuant to this Agreement (collectively, “Open Orders”). Nevertheless, the parties desire to transfer to Purchaser at the Closing the benefit and burdens of the Open Orders as though the Open Orders were Assumed Contracts. Purchaser acknowledges and agrees that from and after the Closing Seller will continue to operate a portion of the Assets for the sole benefit of Purchaser as an accommodation to Purchaser until the services under the Open Orders are completed and that from and after the Closing Purchaser bears the risk of ownership of the Assets and the results of operations of the Assets.

(b)          From and after the Closing and so long as any services under an Open Order are not completed, Seller shall, at Purchaser’s request, perform, or cause its Affiliates or Subsidiaries to perform, at Purchaser’s sole expense and risk, all of its obligations (or those of its Affiliates or Subsidiaries) under each Open Order in accordance with the same terms and conditions as effective immediately prior to Closing.

(c)          From and after the Closing, Purchaser shall make available to Seller the Assets necessary to perform any of the services under the Open Orders that have not been completed. On or prior to Closing, Purchaser shall provide Seller with certificates of insurance for commercial general liability, workers’ compensation and automotive liability.

(d)          Purchaser and its Subsidiaries shall make such employees available to Seller and Seller’s Affiliates and Subsidiaries, and Seller and Seller’s Affiliates and Subsidiaries shall accept the services of such employees, to the extent necessary and for the sole purpose of enabling Seller to fulfill its obligations as required under Sections 6.17(b) and 6.17(c). All employees utilized by Seller and its Affiliates and Subsidiaries to operate the Assets as required under Sections 6.17(b) and 6.17(c) shall wear Seller’s uniforms and otherwise appear as part of

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Seller’s continuous work force. Seller shall not be required to use the services of its own employees for the purpose of fulfilling its obligations under Sections 6.17 (a) to (d).

(e)          Payments.

(i)           As Purchaser shall have paid the full amount of the Purchase Price at Closing for the Assets, all revenue and cost arising from Seller’s operation of the Assets after the Closing Date and Seller’s performance of the services under any Open Order that has not been completed after the Closing Date shall be for the sole account of Purchaser, and all proceeds collected by Seller or any Affiliate, Subsidiary, employee, agent or representative thereof after the Closing Date shall be held in trust for Purchaser and its Subsidiaries (and therefore shall not be considered property of Seller or its Affiliates or Subsidiaries for any reason) and shall be remitted to Purchaser in accordance with the remaining terms of this Section 6.17(e) and all expenses paid or costs incurred by Seller or any Affiliates, Subsidiary, employee, agent or representative thereof after the Closing Date shall be reimbursed by Purchaser in accordance with the remaining terms of this Section 6.17(e).

(ii)          Within five (5) days after the end of each calendar month in which Seller collects, pays or incurs any amounts with respect to services under any Open Orders that have not been completed, Seller shall deliver to Purchaser a statement certifying , in a reasonable level of detail, the amount of collections received by Seller or its Affiliates or Subsidiaries during such calendar month.

(iii)         Within ten (10) days after the date of delivery of the statement referred to in Section 6.17(e)(ii):

(A)         Seller shall remit payment to Purchaser in an amount (if such amount is positive) equal to all amounts that have been collected with respect to such Open Orders less any amounts that have been paid or incurred with respect to such Open Orders; and

(B)         Purchaser shall remit payment to Seller in an amount (if such amount is positive) equal to all amounts that have been paid or incurred with respect to such Open Orders less any amounts that have been collected with respect to such Open Orders.

(iv)         At such times as Purchaser reasonably requests, Seller will give Purchaser and its representatives access to such books and records of Seller and its Affiliates and Subsidiaries as Purchaser reasonably requests in order to verify the accuracy of the revenue items described in this Section 6.17. Seller will cooperate in all commercially reasonable respects, at Purchaser’s expense, with Purchaser’s efforts to verify such revenues items.

(f)           Seller’s obligations with respect to operating a portion of the Assets after Closing are limited to the foregoing provisions of this Section 6.17 and Seller’s obligations under the

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Transition Services Agreement. Other than performing such obligations, Seller shall not have any obligation to compensate Purchaser or Purchaser’s Subsidiaries for the value, if any, of the benefit Purchaser fails to receive, and Seller and its Affiliates and Subsidiaries shall have no responsibility, and Purchaser and its Subsidiaries shall assume all risks, for the short-term and the long-term performance of the services under the Open Orders that have not been completed.

SECTION 6.18. Agents. Prior to the Closing Date, the Seller and the Guarantor shall: (i) not expressly or knowingly grant to any Agent the power to contractually bind the Seller to make any commercial sale and (ii)  notify each Agent as set forth on Section 6.18 of the Seller Disclosure Schedule that all of such Agent’s rights or obligations related to the Business shall be extinguished as soon as permitted pursuant to its contractual arrangements with Seller and that such Agent shall cease assisting the Seller in obtaining or retaining Business, or promoting the distribution, marketing or sales of products or services of the Business, except as disclosed in Section 3.19 of the Seller Disclosure Schedule.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01. Offers and Terms of Employment.

(a)          Seller shall terminate, effective as of the Closing Date, the employment of all Employees. No later than ten days prior to, and effective as of, the Closing Date, Purchaser shall, or shall cause one of its applicable Subsidiaries to, offer employment to each Employee (each such Employee, an “Offeree”). Each Offeree who accepts Purchaser’s or one of its Subsidiaries’ offer of employment and who becomes an employee of Purchaser or one of its Subsidiaries on the Closing Date, together with each Employee whose employment continues or is transferred to Purchaser or a Subsidiary of Purchaser automatically by operation of Law upon the Closing, shall be referred to herein as a “Transferred Employee.” Purchaser shall, upon the request of Seller, promptly advise Seller in writing of the terms of employment that were offered to any Offeree who does not become a Transferred Employee.

(b)          Purchaser shall cause each offer of employment pursuant to Section 7.01(a) (or, where applicable, the terms and conditions of continued employment as a result of operation of Law) to provide for (i) an annual salary or hourly wage rate (as applicable) and annual and long-term bonus and incentive compensation opportunities substantially comparable in the aggregate to those of the relevant Offeree immediately prior to the Closing Date and (ii) employee benefits and other terms and conditions of employment that are consistent with those provided by Purchaser or its applicable Subsidiaries to similarly situated employees of Purchaser or the applicable Subsidiary.

(c)          With respect to any Transferred Employee who, during the one year period immediately following the Closing Date, (i) is terminated by Purchaser or any of its Subsidiaries other than for cause or (ii) elects to terminate his employment with Purchaser and its Subsidiaries within seven days after Purchaser or any of its Subsidiaries notifies such Transferred Employee of Purchaser’s or such Subsidiary’s intent to (A) materially reduce such Transferred Employee’s

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base pay rate and/or bonus opportunities below those initially provided to such Transferred Employee by Purchaser or one of its Subsidiaries pursuant to Section 7.01 or (B) assign such Transferred Employee to a principal place of employment that is more than 50 miles from his principal place of employment as of the Closing, Purchaser shall provide, or shall cause its applicable Subsidiary to provide to such Transferred Employee upon his termination date (1) severance benefits in a lump sum cash amount equal to no less than the greatest of (x) six weeks’ base pay of such Transferred Employee, (y) one week’s base pay of such Transferred Employee for each year of employment with Seller and its Subsidiaries as of the Closing Date and Purchaser and its Subsidiaries from and after the Closing Date but in no event to exceed thirteen weeks of severance pay or (z) the severance benefits such Transferred Employee would be entitled to receive under Purchaser’s or such Subsidiary’s severance policies in effect at the time of the Transferred Employee’s termination of employment with Purchaser or such Subsidiary based upon combined years of employment with Seller, Purchaser and/or any of their Subsidiaries and (2) reimbursement of any premium payment made by such Transferred Employee for continued coverage under any Purchaser Benefit Plan providing for medical benefits for a period of time no less than the greater of (x) six weeks or (y) two weeks for each year of employment with Seller, Purchaser and/or any of their Subsidiaries. Any such notice to a Transferred Employee as contemplated by clause (ii) above shall include notice to such Transferred Employee of Purchaser’s obligation under this Section 7.01(c). To the extent that any payment pursuant to this Section 7.01(c) is subject to section 409A of the Code, and if such payment is to be made to any Person who is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) on his separation from service, such payment shall be paid in a lump sum on the seventh month following the Person’s separation from service (determined in accordance with the provisions of section 409A of the Code and the guidance issued thereunder).

SECTION 7.02. Assumption of Liabilities. Except as specifically provided in this Article VII, Seller and its Affiliates shall be responsible for all, and Purchaser shall not assume any, Liabilities to or with respect to all employees and former employees of Seller and all Liabilities under and with respect to the Seller Benefit Plans. Purchaser and its Affiliates shall be solely responsible for all employment and employee benefits-related Liabilities that relate to periods after the Closing Date and that relate to any Transferred Employee (or any dependent or beneficiary of such Transferred Employee) and neither Seller nor any of its Subsidiaries shall have any Liability with respect to any such Transferred Employee (or any dependent or beneficiary of such Transferred Employee) that relates to such Transferred Employee’s employment with Purchaser or any of its Subsidiaries. Without limiting the generality of the foregoing and for the avoidance of doubt, Seller and its Affiliates shall retain all Liabilities under the continuation coverage requirements of section 4980B of the Code or sections 601 et. Seq. of ERISA (“COBRA”) relating to M&A qualified beneficiaries (within the meaning of COBRA) and their respective dependents relating to qualifying events occurring on or prior to the Closing, including a qualifying event that occurs as a result of the consummation of the Transaction, including as a result of any termination of employment of any Employee in connection with the Transaction.

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SECTION 7.03. Participation in Purchaser Benefit Plans.

(a)          Effective as of the Closing Date, except as otherwise provided in this Article VII, each Transferred Employee shall cease to participate in any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan). Effective as of the Closing Date, Purchaser shall cause Transferred Employees (and their eligible dependents) to be eligible to participate in the Purchaser Benefit Plans in which similarly situated employees of Purchaser and its Subsidiaries are eligible to participate in accordance with this Article VII and Purchaser’s and its Subsidiaries’ offers of employment.

(b)          From and after the Closing Date, Purchaser shall, and shall cause its applicable Subsidiaries to, recognize the service of the Transferred Employees prior to the Closing Date with Seller or any of its Affiliates and any of their respective predecessors as service with Purchaser or the applicable Subsidiary for all purposes under all of the Purchaser Benefit Plans, including eligibility to participate, vesting and level of benefits (but not benefit accrual), except to the extent the recognition of such service would result in the duplication of benefits for the same period of service. With respect to any Purchaser Benefit Plan that is a medical, dental, other health, life insurance or disability plan, Purchaser shall, and shall cause its Subsidiaries to, (i) waive or cause to be waived any pre-existing condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Transferred Employee (or any dependent thereof) that would have been covered under the Seller Benefit Plan in which such Transferred Employee (or eligible and enrolled dependent thereof) was a participant immediately prior to the Closing Date, and credit or cause to be credited any time accrued against applicable waiting periods relating to such pre-existing condition, (ii) ensure that any medical, dental or other health expenses incurred by a Transferred Employee (or family member thereof) in the calendar year that includes the Closing Date is recognized for purposes of calculating any deductible, co-payment, out-of-pocket maximum, benefit limitations or similar provisions for such calendar year under the Purchaser Benefit Plans and (iii) waive any health eligibility, actively-at-work or medical examination requirements under the Purchaser Benefit Plans, subject, in each case, to any applicable consent by a third party provider of coverage, such as an insurance company.

(c)          Without limiting the generality of the foregoing provisions of this Article VII, Transferred Employees who were participating in Seller’s flexible spending account plan (the “Seller’s Flex Plan”) immediately prior to the Closing Date (“Transferred Flex Plan Participants”) shall become participants in Purchaser’s flexible spending account plan (the “Purchaser’s Flex Plan”) as of the Closing Date. For the plan year of the Purchaser’s Flex Plan in which the Closing Date occurs, (i) each Transferred Flex Plan Participant shall have the same level of coverage provided to such Transferred Flex Plan Participant under the Seller’s Flex Plan prior to the Closing Date, (ii) the salary reduction elections that were in effect with respect to the Transferred Flex Plan Participants under the Seller’s Flex Plan immediately prior to the Closing Date shall be treated as if made under the Purchaser’s Flex Plan and (iii) the Transferred Flex Plan Participants shall be treated as if their participation in the Purchaser’s Flex Plan had been continuous from the beginning of such plan year. At or prior to the Closing Date, Seller shall transfer to Purchaser, in cash, an amount equal to the difference between (i) the total amount

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contributed to the Seller’s Flex Plan by Transferred Flex Plan Participants (through payroll deductions or otherwise) for the period beginning on January 1 of the year in which the Closing Date occurs and ending on the Closing Date (the “Coverage Period”), and (ii) the total payments from the Seller’s Flex Plan for the Coverage Period (determined as of the Closing Date) but not less than zero.

(d)          Purchaser agrees to cause its tax-qualified defined contribution plan for U.S. employees to allow each Transferred Employee who has one or more account balances in Seller’s Savings and Profit Sharing Plan (“Seller’s Savings Plan”) to make a “direct rollover” of such account balances from Seller’s Savings Plan if such Transferred Employee elects to make such a rollover. Notwithstanding anything herein to the contrary, Transferred Employees shall not be eligible to make a rollover of any outstanding loans under the Seller’s Savings Plan into the Purchaser’s tax-qualified defined contribution plans.

SECTION 7.04. WARN Act Compliance. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Seller shall comply with the WARN Act or any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Employees and occurring prior to the Closing. During the 90-day period immediately following the Closing, Purchaser agrees to not take and to cause its Subsidiaries not to take, any action that would, alone or in the aggregate, cause the termination of any Employee that occurs on or before the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar Law, or creates any Liability or penalty to Seller for any employment terminations under applicable Law. On the Closing Date, Seller shall notify Purchaser of any “employment loss” (as that term is defined in the WARN Act) of any Employees in the 90-day period prior to the Closing.

SECTION 7.05. No Amendments or Third-Party Beneficiaries.

(a)          Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Purchaser Benefit Plan or Seller Benefit Plan (ii) require Purchaser or Seller to amend, modify, affect, or terminate any Purchaser Benefit Plan or Seller Benefit Plan, as applicable (other than as may be required to reflect the obligations of Purchaser set forth in this Article VII).

(b)          The provisions of this Article VII are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Article VII) under or by reason of any provision of this Agreement.

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ARTICLE VIII

TAX MATTERS

SECTION 8.01. Transfer Taxes. Purchaser and Seller shall (or shall cause their applicable Subsidiaries to) be responsible for and pay in equal portions any and all Transfer Taxes imposed by any Governmental Authority in connection with this Agreement, the Ancillary Agreements and the Transactions, provided, however, that Purchaser shall (or shall cause its applicable Subsidiary to) be responsible for and pay in full sales or use taxes imposed in connection with such documents or the Transactions, if any. In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by one party or any of its Subsidiaries or any agent thereof (as requested by such party or any of its Subsidiaries), the other party shall (on behalf of itself and of its applicable Subsidiaries) pay its portion (as set forth above) of the amount of such Transfer Taxes to the first party, any of its Subsidiaries or any such agent, as applicable, at the Closing or thereafter, as applicable, as requested of or by the first party. Notwithstanding the foregoing, all payments due to a party under this Section 8.01 shall be made without any deduction or withholding on account of any Taxes, except as required by applicable Law in which case the sum payable by a party in respect of which such deduction or withholding is to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the first party receives and retains (free from any Liability in respect thereof) a net sum equal to the sum it would have received but for such deduction or withholding being required.

SECTION 8.02. Tax Characterization of Adjustments. Seller and Purchaser agree to treat, and cause their respective Subsidiaries and/or Affiliates to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

SECTION 8.03. Parties’ Responsibility. Subject to Section 8.01, Seller, or a relevant Subsidiary of Seller, as applicable, is and shall remain solely responsible for all Tax matters arising from or relating to the Business through the Closing. Purchaser, or a relevant Subsidiary of Purchaser, as applicable, shall be solely responsible for all Tax matters arising from or relating to the Business after the Closing. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Business for the portion of the Straddle Period up to and through the Closing shall be determined based on an interim closing of the books as though the Taxable period of Seller, or its Subsidiary, as applicable, ended on the Closing. The amount of other Taxes of the Business for the portion of the Straddle Period up to and through the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. If bills for such Taxes have not been issued as of the Closing Date, or if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. Amounts due as a result of such proration shall be paid by Purchaser and Seller at the Closing. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall

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be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. The parties shall cooperate with each other concerning all Tax matters, including the filing of all material federal, state, local and foreign Tax Returns and other governmental filings associated therewith.

SECTION 8.04. Goods and Services Tax Section 167 Election. Purchaser will cause Purchaser Canadian Subsidiary and Seller will cause Seller Canadian Subsidiary to complete (in the prescribed form, containing the prescribed information) the requisite joint election to have Section 167 of the Excise Tax Act (Canada) RSC 1985 Chapter E-15 (the “ETA”) apply to the supply, transfer and sale of the Assets located in Canada. Purchaser shall cause Purchaser Canadian Subsidiary to file the joint election on or before the day in which it is required to file its GST return under Division V of the ETA for the reporting period that includes the Closing Date.

SECTION 8.05. GST Undertaking.

(a)          Notwithstanding the other provisions of this Article VIII, in the event that an election under section 167 of the ETA cannot be validly made by the parties or the Canada Revenue Agency (“CRA”) does not accept in whole or in part such an election by the parties, Purchaser shall pay to Seller, in addition to any amounts payable by Purchaser under this Agreement, all GST payable pursuant to the ETA on or in respect of the property and services supplied hereunder including without limitation, such tax calculated on or in respect of the value of all consideration paid or payable by Purchaser under this Agreement.

(b)          Purchaser represents and warrants that the Purchaser Canadian Subsidiary is registered for the purposes of the GST as required under the ETA; that its GST account number is R 13064 0444; and that it has not ceased to be registered for GST purposes. Purchaser further represents and warrants that the Purchaser Canadian Subsidiary intends to use the property acquired under this Agreement in a commercial activity.

SECTION 8.06. Section 22 Election for Sale of Canadian Accounts Receivable. Seller and Purchaser hereby covenant and agree to have Seller Canadian Subsidiary and the Purchaser Canadian Subsidiary execute jointly an election under Section 22 of the Income Tax Act (Canada) and to designate for the purpose of this election, the portion of the purchase price allocated to the accounts receivable as the consideration paid for these assets. The parties further covenant and agree to file this tax election within the prescribed period so that the parties will be accountable in the event that any question arises relative to the application of the Income Tax Act (Canada).

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01. Conditions to Each Party’s Obligation. The obligation of Purchaser and Seller to consummate the Transactions shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

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(a)          Governmental Approvals. All applicable waiting periods under the HSR Act and any other material antitrust or trade regulation Laws of any jurisdiction, if applicable to the consummation of the Transactions, shall have expired or been terminated, and all necessary Consents thereunder shall have been received.

(b)          No Injunctions or Restraints. There shall be no material Governmental Order or other legal restraint in existence that precludes the consummation of the Closing.

SECTION 9.02. Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties in Section 5.01 and Section 5.02 shall be true and correct as if restated on and as of the Closing Date and in the case of each other representation and warranty contained in Article V, except for any inaccuracy that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions or on Seller or any of its Affiliates, each representation and warranty contained in Article V (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

(b)          The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, except that Purchaser shall have complied in all respects with its obligations under Article II to be complied with by Purchaser on or before the Closing, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

(c)          Each of Purchaser and, if applicable, its wholly owned Subsidiaries shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

SECTION 9.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties in Section 3.01, Section 3.02, Section 3.05(b), Section 4.01 and Section 4.02 shall be true and correct as if restated on and as of the Closing Date and in the case of each other representation and warranty contained in Article III and Article IV, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Material Adverse Effect, such representation or warranty (disregarding all materiality and Material Adverse Effect qualifications contained therein), shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect.

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(b)          The covenants, obligations and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, except that (i) Seller shall have complied in all material respects with its obligations under Section 6.16 other than any inadvertent failure to comply that has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) Seller shall have complied in all respects with its obligations under Article II to be complied with by Seller on or before the Closing, and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect.

(c)          Each of Seller and, if applicable, its Subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in the case of paragraph (b) below):

(a)        by the mutual written consent of Seller and Purchaser;

(b)          by Seller or Purchaser, upon prior written notice to the other party, if the Closing shall not have occurred prior to February 28, 2009;

(c)          by Seller, upon prior written notice to Purchaser, in the event a condition set forth in Section 9.01 or Section 9.02 becomes incapable of being fulfilled and has not been waived by Seller;

(d)          by Purchaser, upon prior written notice to Seller, in the event a condition set forth in Section 9.01 and or Section 9.03 becomes incapable of being fulfilled and has not been waived by Purchaser;

(e)          by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement and (i) such breach or failure to perform would have resulted in the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) (assuming the Closing Date were the date of the notice set forth in clause (ii) below) and (ii) such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following Seller’s delivery of notice of such breach or failure to Purchaser and (B) December 31, 2008; or

(f)           by Purchaser if Seller shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement and (i) such breach or failure to perform would have resulted in the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) (assuming the Closing Date were the date of the notice set forth in clause (ii) below) and (ii) such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following Purchaser’s delivery of notice of such breach or failure to Seller and (B) December 31, 2008.

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Notwithstanding anything in this Section 10.01 to the contrary, no party may terminate this Agreement pursuant to paragraphs (b), (c) or (d) above if its failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement in accordance with this Article X, this Agreement shall become null and void and of no further force and effect, except as set forth in this Section 10.02, Section 6.03 and Article XIII (which shall survive any such termination). Such termination shall not relieve any party to this Agreement from liability for any breach of this Agreement that occurred prior to such termination.

ARTICLE XI

INDEMNIFICATION

SECTION 11.01. Indemnification; Remedies.

(a)          From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against all Losses incurred by Purchaser, its Subsidiaries and their respective officers and directors (collectively the “Purchaser Indemnified Persons”) that arise out of:

(i)           any breach by Seller or Guarantor of any of Seller’s or Guarantor’s representations and warranties contained in this Agreement;

(ii)          any breach by Seller or Guarantor of its covenants contained in this Agreement; or

(iii)         any Retained Liabilities or Excluded Assets.

(b)          Seller’s indemnification obligation under Section 11.01(a) shall be subject to each of the following limitations:

(i)           with respect to indemnification under Section 11.01(a)(i) or Section 11.01(a)(ii) for Losses arising out of or relating to any breaches of any representation or warranty by Seller in this Agreement (other than Sections 3.01, 3.02, 3.08, 3.14 or 3.16) or any breach of any covenant by Seller at or before the Closing, such obligation to indemnify shall terminate on the eighteen month anniversary of the Closing unless before such date Purchaser has provided Seller with an applicable Claim Notice, in which case the indemnification obligation in respect of the claim set forth in such Claim Notice shall survive until resolution of such claim;

(ii)          except with respect to fraud and except with respect to Losses arising out of or relating to any breaches of the representations and warranties in Section 3.01, 3.02, 3.08, 3.14 and 3.16, there shall be no obligation to indemnify under Section 11.01(a)(i)

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(A) for any item where the Losses relating thereto are less than $10,000 (it being understood that such items shall not be aggregated for purposes of the immediately following clause (B)); (B) unless the aggregate of all Losses for which Seller, but for this clause (B), would be liable under Section 11.01(a)(i) exceeds on a cumulative basis an amount equal to $750,000, in which event Seller shall be liable for all Losses from the first dollar; or (C) for any amount, once the aggregate indemnification paid by Seller under Section 11.01(a)(i) exceeds $20,000,000;

(iii)        there shall be no obligation to indemnify under Section 11.01(a) to the extent the Loss (A) relates to an asset or liability that was considered in the determination of the final Closing Statement, (B) was reserved or accrued for in the Financial Information; or (C) relates to any breach of representation, warranty, or covenant expressly waived by Purchaser; and

(iv)         each Loss shall be reduced by (A) the amount of any insurance proceeds payable to Purchaser or any Purchaser Indemnified Person with respect to such Loss; (B) any indemnity, contribution or other similar payment payable to Purchaser or any Purchaser Indemnified Person by any third party with respect to such Loss; and (C) an amount equal to any reduction of Taxes attributable to such Loss or to Tax refunds for Tax periods (or portions thereof) ending on or prior to the Closing Date or to Tax attributes that arose in such Tax periods.

(c)          From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Losses incurred by Seller, its Affiliates and their respective officers and directors (collectively the “Seller Indemnified Persons”) that arise out of:

(i)           any breach by Purchaser of any of Purchaser’s representations and warranties contained in this Agreement;

(ii)          any breach by Purchaser of its covenants contained in this Agreement; or

(iii)         any Assumed Liabilities; and

(iv)         the arrangements contemplated by Section 6.17 or the performance by Seller or any of Seller’s Subsidiaries or Affiliates of Seller’s obligations thereunder.

(d)          Purchaser’s indemnification obligation under Section 11.01(c)(i) to (iii) shall be subject to each of the following limitations:

(i)           with respect to indemnification under Section 11.01(c)(i) or Section 11.01(c)(ii) for Losses arising out of or relating to any breaches of any representation or warranty by Purchaser in this Agreement (other than Sections 5.01, 5.02 or 5.11) or any breach of any covenant by Purchaser at or before the Closing, such obligation to indemnify shall terminate on the eighteen month anniversary of the Closing unless before such date Seller has provided Purchaser with an applicable Claim Notice, in which case the indemnification obligation in respect of the claim set forth in such Claim Notice shall survive until resolution of such claim; and

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(ii)          except with respect to fraud, there shall be no obligation to indemnify under Section 11.01(c)(i) for any item where the Losses relating thereto are less than $10,000 (it being understood that such items shall not be aggregated for purposes of the immediately following clause (B)); (B) unless the aggregate of all Losses for which Purchaser, but for this clause (B), would be liable under Section 11.01(c)(i) exceeds on a cumulative basis an amount equal to $750,000, in which event Purchaser shall be liable for all Losses from the first dollar; or (C) for any amount, once the aggregate indemnification paid by Purchaser under Section 11.01(c)(i) exceeds $20,000,000.

SECTION 11.02. Notice of Claim; Defense.

(a)          If (i) any third party or Governmental Authority institutes, threatens or asserts any Action that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Losses (a “Claim Notice”). The Indemnifying Party shall be relieved of its indemnification obligations under this Article XI to the extent that it is prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice.

(b)          In the event of a Third-Party Claim, the Indemnifying Party may elect to retain counsel of its choice to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. If the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Action. The Indemnifying Party shall not settle any such Action without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (which shall not be unreasonably withheld).

(c)          From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim

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Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

SECTION 11.03. No Duplication; Exclusive Remedy.

(a)          Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting an Asset, an Assumed Liability, an Excluded Asset or a Retained Liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(b)          From and after the Closing, the exclusive remedy of the parties in connection with this Agreement and the Transactions (whether under this Agreement or arising under common law or any other Law) (but excluding disputes relating to the Closing Statement, which shall be resolved as set forth in Section 2.04(c) and (d)) shall be as provided in this Article XI. In furtherance of the foregoing, Purchaser, on behalf of itself and each other Purchaser Indemnified Person, and Seller, on behalf of itself and each other Seller Indemnified Person, hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) it may have against Seller or any of its Affiliates or representatives, in the case of Purchaser, and against Purchaser or any of its Subsidiaries or representatives, in the case of Seller, arising under or based upon this Agreement, any document or certificate delivered in connection herewith or therewith, any applicable Law (including rights of contribution or recovery under the Comprehensive Environmental Responsibility, Compensation, and Liability Act, as amended, or otherwise available under any applicable Environmental Law), common Law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI). Notwithstanding the foregoing, each party shall be entitled to seek any remedy in equity for specific performance or injunctive relief for breach of a covenant.

(c)          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS, LOST SALES, BUSINESS INTERRUPTION OR LOST BUSINESS OPPORTUNITIES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTIONS OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, EXCEPT (IN EACH OF THE FOREGOING CASES) TO THE EXTENT SUCH EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS, LOST SALES, BUSINESS INTERRUPTION OR LOST BUSINESS OPPORTUNITIES (A) ARISE FROM FRAUD, OR (B) ARE CLAIMED BY ANY THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

SECTION 11.04. Limitation on Set-off. Neither Purchaser nor Seller, nor any Purchaser Indemnified Person nor any Seller Indemnified Person, shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to Article II.

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SECTION 11.05. Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XI, including by making commercially reasonable efforts to mitigate, whether by seeking claims against a third party, an insurer or otherwise.

SECTION 11.06. Potential Contributors. If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

ARTICLE XII

GUARANTEE

SECTION 12.01. Guarantee. Guarantor hereby unconditionally, absolutely, continuously and irrevocably guarantees, as primary obligor and not as a surety, to Purchaser and, solely for purposes of Article XI, any Purchaser Indemnified Persons the due and punctual payment and performance by (a) Seller of Seller’s obligations under this Agreement or any Ancillary Agreement and (b) any other Subsidiary of Guarantor that is a party to any Ancillary Agreement of such other Subsidiary’s obligations under such Ancillary Agreement (collectively, the “Seller’s Liabilities”).

SECTION 12.02. Waivers and Acknowledgements.

(a)          Guarantor waives any and all right to assert against Purchaser or any Purchaser Indemnified Person any claim or defense with respect to the legality, validity or enforceability of this Article XII based upon any failure of Purchaser or any Purchaser Indemnified Person to furnish to Guarantor any information or facts relating to the ability of Seller or any such other Subsidiary of Guarantor to pay and perform the Seller’s Liabilities. Guarantor acknowledges receipt of an executed or conformed copy of each Ancillary Agreement and agrees that such copy constitutes adequate notice of all matters contained therein and consents to the execution and delivery of such agreements and the performance of the Transactions.

(b)          Guarantor agrees that Purchaser or the relevant Purchaser Indemnified Party may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Seller’s Liabilities, and may also enter into any agreement with Seller or any such other Subsidiary of Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the this Agreement or any Ancillary Agreement without in any way impairing or affecting Guarantor’s obligations under this Article XII. Guarantor agrees that the obligations of Guarantor under this Article XII shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Purchaser or the relevant Purchaser Indemnified Party to assert any claim or demand or to enforce any right or remedy against Seller or any such other Subsidiary of Guarantor; (ii) any change in the time, place or manner of payment of any of the

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Seller’s Liabilities or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the this Agreement or any Ancillary Agreement evidencing, securing or otherwise executed in connection with any of the Seller’s Liabilities; (iii) the addition, substitution or release of any entity or other person interested in the Transactions; (iv) any change in the corporate existence, structure or ownership of Seller or any such other Subsidiary of Guarantor; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or any such other Subsidiary of Guarantor; (vi) the existence of any claim, set-off or other right which Guarantor may have at any time against Purchaser or the relevant Purchaser Indemnified Party, whether in connection with the Seller’s Liabilities or otherwise; or (vii) the adequacy of any other means Purchaser or the relevant Purchaser Indemnified Party may have of obtaining repayment of any of the Seller’s Liabilities. To the fullest extent permitted by law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law, which would otherwise require any election of remedies by Purchaser or the relevant Purchaser Indemnified Party. Guarantor waives promptness, diligence, notice of the acceptance of this guarantee and of the Seller’s Liabilities, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Seller’s Liabilities incurred and all other notices of any kind (except for notices to be provided to Seller or any such other Subsidiary of Guarantor and its counsel in accordance with this Agreement or any Ancillary Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Seller or any such other Subsidiary of Guarantor and all suretyship defenses generally (other than fraud or willful misconduct by Purchaser or the relevant Purchaser Indemnified Party. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Article XII are knowingly made in contemplation of such benefits.

(c)          Notwithstanding anything herein to the contrary, Guarantor shall be entitled to the benefit of and may assert as a defense against any claim under this Article XII any limitation, defense, set off or counterclaim that Seller or any other such Subsidiary of Guarantor could have, other than defenses based upon or relating to (i) Seller’s or any such other Subsidiary’s of Guarantor insolvency, bankruptcy or similar inability to pay or perform or (ii) the due authorization, execution, delivery, enforceability or validity of this Agreement or any of the Ancillary Agreements by or against Seller or any such other Subsidiary of Guarantor.

ARTICLE XIII

GENERAL PROVISIONS

SECTION 13.01. Disclaimer.

(a)          Purchaser agrees that Purchaser is purchasing the Owned Real Property in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any other warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller except as otherwise provided herein, any exhibit hereto or document or instrument executed in connection herewith.

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(b)          Each of Seller and its Affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, with respect to the Owned Real Property or any portion thereof, the physical condition or repair or disrepair thereof (whether patent or latent), the value, profitability or marketability thereof or the title thereto, or of any of the appurtenances, facilities or equipment thereon except as otherwise provided herein, any exhibit hereto or document or instrument executed in connection herewith.

(c)          Each of Seller and its Affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use.

(d)          As of the Closing Date, Purchaser has made and will make such legal, factual and other inquiries and investigations as Purchaser has deemed necessary, desirable or appropriate with respect to the Owned Real Property and the value and marketability thereof and of the appurtenances, facilities and equipment thereof. Such inquiries and investigations of Purchaser are hereby deemed to include, without limitation, the physical components of all portions of the Improvements, the condition of repair of the Owned Real Property or any portion thereof, such state of facts as a current title report and/or an accurate survey, environmental examinations, and flood plain examinations would show or disclose, and the present and future zoning, ordinances, resolutions and regulations of the city, county and state where the Owned Real Property is located.

(e)          Except as specifically set forth in this Agreement, Seller and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, that relate to, arise out of or with respect to (1) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Owned Real Property, (2) the environmental condition of the Owned Real Property, or (3) any other matter relating to the Owned Real Property.

SECTION 13.02. Waiver. The party or parties against whom any waiver is to be effective may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 13.03. Expenses.

(a)          Except as otherwise provided in this Agreement or the Ancillary Agreements, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transactions.

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(b)          Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

SECTION 13.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04):

If to Seller or Guarantor:

Pinnacle Technologies, Inc.

and CARBO Ceramics Inc.

6565 MacArthur Boulevard

Suite 1050

Irving, Texas  75039
Attention:       Chief Executive Officer
                         Chief Financial Officer

Fax Number:   (972) 401-0705

with copies (which shall not constitute notice) to:

CARBO Ceramics Inc.

6565 MacArthur Boulevard

Suite 1050

Irving, Texas 75039

Attention:       General Counsel

Fax Number:   (214) 296-6969

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:      Christopher E. Austin

Fax Number:   (212) 225-3999

If to Purchaser:

Halliburton Energy Services Inc.

1401 McKinney Street

Suite 2400

Houston, TX 77010

Attention:      General Counsel

Fax Number:   (713) 759-2622

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with a copy (which shall not constitute notice) to:

Mayer Brown LLP

700 Louisiana, Suite 3400

Houston, TX 77002

Attention:      William S. Moss III

Fax Number:   (713) 238-4649

SECTION 13.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 13.07. Entire Agreement. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 13.08. Assignment. Except as explicitly provided herein, neither party may directly or indirectly transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. Any purported transfer or delegation in violation of this Section 13.08 shall be null and void.

SECTION 13.09. No Third-Party Beneficiaries. Except for the rights of the Purchaser Indemnified Persons and Seller Indemnified Persons under Article XI, this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 13.10. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

SECTION 13.11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the Laws of the State of Delaware, without regard to any conflict of Laws provisions thereof that would result in the application of the Laws of another jurisdiction.

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(b)          To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the Transactions shall be brought only in the United States District Court for the District of Delaware or any court of the State of Delaware, and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Delaware for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the Transactions, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator set forth in Section 2.04, although claims described in the preceding sentence may be asserted in such courts for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator.

(c)          Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.11.

SECTION 13.12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.13. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

SECTION 13.14. Availability of Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not

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performed in accordance with the terms hereof. Accordingly, prior to the termination of this Agreement pursuant to Article X, except as otherwise provided in Section 11.03(b), in the event of any breach or threatened breach by a party of its obligations under this Agreement prior to the Closing, the affected party or parties shall be entitled to equitable relief (including specific performance of the terms hereof) without prejudice to any other rights or remedies that may otherwise be available to such other party.

SECTION 13.15. Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 13.16. Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement entered into by Seller and Purchaser pursuant to this Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

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IN WITNESS WHEREOF, Seller, Guarantor and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HALLIBURTON ENERGY SERVICES, INC.

By:   /s/ JONATHAN LEWIS

Name: Jonathan Lewis
Title: VP, WPS

PINNACLE TECHNOLOGIES, INC.

By:   /s/ GARY A. KOLSTAD

Name: Gary A. Kolstad
Title: CEO

CARBO CERAMICS INC.

By:   /s/ GARY A. KOLSTAD

Name: Gary A. Kolstad
Title : President & CEO

- Signature Page for the Acquisition Agreement -